                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (Amendment No. 1)


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   February 3, 1999
                                                -------------------------------


                              Cardinal Health, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Ohio                      0-12591                      31-0958666
------------------------------------------------------------------------------
(State or other jurisdiction     (Commission                  (IRS Employer
 of incorporation)                File Number)                Identification
                                                              Number)



   5555 Glendon Court, Dublin, Ohio                               43016
-------------------------------------------------------------------------------
   (Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code (614) 717-5000

Item 2.    ACQUISITION OR DISPOSITION OF ASSETS
           ------------------------------------


     On February 3, 1999, Cardinal Health, Inc., an Ohio corporation (the "Registrant"), completed its merger (the "Allegiance Merger") of a wholly owned subsidiary ("Sub") with and into Allegiance Corporation ("Allegiance"). Allegiance was the surviving corporation of the Allegiance Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Agreement and Plan of Merger dated as of October 9, 1998, by and among, the Registrant, Sub and Allegiance (the "Allegiance Merger Agreement"), each outstanding share of Allegiance common stock was converted into 0.6225 Common Shares of the Registrant (the "Allegiance Exchange Ratio"). Pursuant to the terms of the Allegiance Merger Agreement, approximately 81.0 million common shares of the Registrant ("Common Shares") were issued in exchange for Allegiance common stock and outstanding options to purchase Allegiance common stock. The Allegiance Exchange Ratio was determined by arms'-length negotiations between Allegiance and its advisors and the Registrant and its advisors. Additional information concerning the Allegiance Merger and the transactions related thereto (including pro forma financial information and historical Allegiance financial information) is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-68819) previously filed with the Securities and Exchange Commission on December 14, 1998 and amended on December 14, 1998.




Item 7.   FINANCIAL STATEMENTS AND EXHIBITS
          ---------------------------------

          (a) Supplemental consolidated financial statements of the Registrant and Allegiance prepared under the pooling-of-interests method of accounting:

               -    INDEPENDENT AUDITORS' REPORTS

               -    SUPPLEMENTAL FINANCIAL STATEMENTS AND SCHEDULES

               Supplemental Consolidated Statements of Earnings for the Six
                    Months Ended December 31, 1998 and 1997 (unaudited) and the Fiscal Years Ended June 30, 1998, June 30, 1997 and June 30, 1996
               Supplemental Consolidated Balance Sheets at December 31, 1998
                    (unaudited), June 30, 1998, and June 30, 1997
               Supplemental Consolidated Statements of Shareholders' Equity for
                    the Six Months Ended December 31, 1998 (unaudited) and the Fiscal Years Ended June 30, 1998, June 30, 1997, and June 30, 1996
               Supplemental Consolidated Statements of Cash Flows for the Six
                    Months Ended December 31, 1998 and 1997 (unaudited) and the Fiscal Years Ended June 30, 1998, June 30, 1997 and June 30, 1996
               Notes to Supplemental Consolidated Financial Statements
               Schedule II - Valuation and Qualifying Accounts

               -    MANAGEMENT'S DISCUSSION AND ANALYSIS


               -    SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA


 The foregoing are included in Annex A to this Form 8-K.

           (c)      Exhibits
                     2.01 Agreement and Plan of Merger, dated as of October 8, 1998, among the Registrant, Boxes Acquisition Corp. and Allegiance Corporation. (1)
                    23.01  Consent of Deloitte & Touche LLP.
                    23.02  Consent of Ernst & Young LLP.
                    23.03  Consent of PricewaterhouseCoopers LLP.
                    23.04  Consent of Arthur Andersen LLP.
                    23.05  Consent of PricewaterhouseCoopers LLP.
                    27.01  Financial Data Schedule.
                    99.01  Statement Regarding Forward-Looking Information. (2)

               -----------------------
               (1) Included as an exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-68819) and incorporated herein by reference.
               (2) Filed as Exhibit 99.01 to the Annual Report on Form 10-Q of the Registrant for the quarter ended December 31, 1998, and incorporated herein by reference.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   CARDINAL HEALTH, INC.

March 16, 1999                                By:  /s/ Richard J. Miller
                                                   ------------------------
                                                   Richard J. Miller
                                                   Corporate Vice President and
                                                   Chief Financial Officer

                                                                         ANNEX A
                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of Cardinal Health, Inc:

We have audited the accompanying supplemental consolidated balance sheets of Cardinal Health, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related supplemental consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. Our audits also included the supplemental consolidated financial statement schedule listed in the Index at Item 7. These supplemental consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and consolidated financial statement schedule based on our audits. We did not audit the financial statements of Allegiance Corporation ("Allegiance"), a wholly owned subsidiary of Cardinal Health, Inc., as of June 30, 1998 and December 31, 1997, and for the years ended June 30, 1998 and December 31, 1997 and 1996. We also did not audit the financial statements of R.P. Scherer Corporation ("Scherer"), a wholly owned subsidiary of Cardinal Health, Inc., as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998. The combined financial statements of Allegiance and Scherer reflect combined assets of $3.5 billion and $3.4 billion as of June 30, 1998 and 1997, respectively, combined revenues of $5.1 billion, $4.9 billion and $5.0 billion for the years ended June 30, 1998, 1997, and 1996, respectively, and combined net earnings (loss) of $176.6 million, $147.9 million , and $(447.0) million for the years ended June 30, 1998, 1997, and 1996, respectively. In addition, we did not audit the financial statements of Owen Healthcare, Inc. ("Owen") and of Pyxis Corporation ("Pyxis"), both wholly owned subsidiaries of Cardinal Health, Inc., for the year ended June 30, 1996. The combined financial statements of Owen and Pyxis reflect combined revenue and net earnings of $.6 billion and $ 43.7 million, respectively, for the year ended June 30, 1996. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Allegiance, Scherer, Owen, and Pyxis, is based solely on the reports of such other auditors.


The supplemental consolidated financial statements and consolidated financial statement schedule give retroactive effect to the merger of a wholly owned subsidiary of Cardinal Health, Inc. with and into Allegiance on February 3, 1999, which business combination has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Cardinal Health, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall supplemental financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the Allegiance business combination. Also, in our opinion, such supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Columbus, Ohio
August 12, 1998, except for the second paragraph of Note 11 as to which the date is November 23, 1998 and the first paragraph of Note 2 and of Note 18 as to which the date is March 16, 1999

                Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Cardinal Health, Inc.

We have audited the consolidated statements of income, shareholder's equity, and cash flows of Pyxis Corporation for the year ended June 30, 1996 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Pyxis Corporation for the year ended June 30, 1996, in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP
                                                    ERNST & YOUNG LLP


San Diego, California
August 2, 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------


To the Board of Directors and Stockholders of Owen Healthcare, Inc.


In our opinion, the consolidated statements of income, of stockholders' equity and of cash flows of Owen Healthcare, Inc. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the results of their operations and their cash flows for the year ended November 30, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Owen Healthcare, Inc. management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.





/s/ PricewaterhouseCoopers LLP
PRICE WATERHOUSE  LLP

Houston, Texas
January 30, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To R. P. Scherer Corporation:

We have audited the accompanying consolidated statement of financial position of
R. P. SCHERER CORPORATION (a Delaware corporation) and subsidiaries as of March 31, 1998 and 1997 and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended March 31, 1998 (not presented separately herein). These financial statements and the schedule referred to below are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.P. Scherer Corporation and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation allowances (not presented separately herein) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                  /s/ Arthur Andersen LLP

                                                  ARTHUR ANDERSEN LLP

Detroit, Michigan
April 27, 1998 (except with respect to the matter discussed in Note 16, as to which the date is May 17, 1998).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Board of Directors and Stockholders of Allegiance Corporation

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of cash flows and of equity of Allegiance Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position of Allegiance Corporation and its subsidiaries at June 30, 1998 and December 31, 1997, and the results of their operations and their cash flows for the year ended June 30, 1998 and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Allegiance Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 16, 1999

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors and
Stockholders of Allegiance Corporation


Our audits of the consolidated financial statements of Allegiance Corporation and its subsidiaries referred to in our report dated March 16, 1999 appearing on page 7 of the Cardinal Health, Inc. Current Report on Form 8-K/A (Amendment No.
1) dated February 3, 1999 also included an audit of the Financial Statement
Schedule II -- Valuation and Qualifying Accounts ("Financial Statement Schedule") of Allegiance Corporation and its subsidiaries (not presented separately herein). In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois
March 16, 1999

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)


                                               Six Months Ended December 31,        Fiscal Year Ended June 30,
                                               ------------------------------  ------------------------------------
                                                  1998          1997             1998         1997         1996
                                               ------------------------------  ------------------------------------
                                                       (unaudited)
Revenue:
   Operating revenue                           $ 10,268.6   $  8,523.3        $ 18,004.0   $ 15,924.8   $ 14,383.9
   Bulk deliveries to customer warehouses         1,781.5      1,431.8           2,991.4      2,469.1      2,178.5
                                               ----------   ----------        ----------   ----------   ----------


Total revenue                                    12,050.1      9,955.1          20,995.4     18,393.9     16,562.4

Cost of products sold:
   Operating cost of products sold                9,041.5      7,478.4          15,783.4     13,904.8     12,455.0
   Cost of products sold - bulk deliveries        1,781.5      1,431.8           2,991.4      2,469.1      2,178.1
                                               ----------   ----------        ----------   ----------   ----------


Total cost of products sold                      10,823.0      8,910.2          18,774.8     16,373.9     14,633.1

Gross margin                                      1,227.1      1,044.9           2,220.6      2,020.0      1,929.3

Selling, general and administrative expenses        766.6        672.8           1,390.3      1,304.3      1,333.0

Special charges:
   Merger-related costs                             (37.5)        (5.4)            (49.2)       (50.9)       (49.2)
   Other special charges                               --           --              (8.6)          --       (679.3)
                                               ----------   ----------        ----------   ----------   ----------

Total special charges                               (37.5)        (5.4)            (57.8)       (50.9)      (728.5)

Other income (expense):
   Interest expense                                 (48.5)       (45.6)            (94.5)      (107.2)       (62.1)
   Other, net (includes minority interests)          (7.0)        (5.3)            (18.3)       (17.9)        34.8
                                               ----------   ----------        ----------   ----------   ----------


Earnings (loss) before income taxes                 367.5        315.8             659.7        539.7       (159.5)

Provision for income taxes                          142.6        118.2             234.6        204.9        161.7
                                               ----------   ----------        ----------   ----------   ----------


Net earnings (loss)                            $    224.9   $    197.6        $    425.1   $    334.8   $   (321.2)
                                               ==========   ==========        ==========   ==========   ==========


Net earnings (loss) per Common Share:
   Basic                                       $     0.84   $     0.73        $     1.57   $     1.26   $    (1.24)
   Diluted                                     $     0.81   $     0.71        $     1.53   $     1.23   $    (1.24)

Weighted average number of
       Common Shares outstanding:
   Basic                                            270.7        271.1             271.2        265.8        258.1
   Diluted                                          278.1        276.9             277.9        272.0        258.1


        The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                  (In Millions)

                                                                 December 31,  June 30,   June 30,
                                                                    1998        1998        1997
                                                                  --------    --------    --------
                                                                 (unaudited)
ASSETS
   Current assets:
      Cash and equivalents                                        $  290.3    $  373.3    $  302.1
      Trade receivables, net                                       1,595.1     1,436.3     1,291.3
      Current portion of net investment in sales-type leases         122.2        91.4        61.4
      Merchandise inventories                                      3,064.8     2,608.1     2,082.4
      Prepaid expenses and other                                     278.4       277.0       239.8
                                                                  --------    --------    --------

        Total current assets                                       5,350.8     4,786.1     3,977.0
                                                                  --------    --------    --------

   Property and equipment, at cost:
      Land, buildings and improvements                               715.5       761.6       728.3
      Machinery and equipment                                      1,879.5     1,735.7     1,650.2
      Furniture and fixtures                                          92.7       104.4        84.9
                                                                  --------    --------    --------
        Total                                                      2,687.7     2,601.7     2,463.4
      Accumulated depreciation and amortization                   (1,163.8)   (1,134.0)   (1,071.1)
                                                                  --------    --------    --------
      Property and equipment, net                                  1,523.9     1,467.7     1,392.3

   Other assets:
      Net investment in sales-type leases, less current portion      354.0       233.1       159.8
      Goodwill and other intangibles                                 910.8       850.5       844.7
      Other                                                          199.7       140.6       148.0
                                                                  --------    --------    --------

        Total                                                     $8,339.2    $7,478.0    $6,521.8
                                                                  ========    ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Notes payable, banks                                        $  106.4    $   24.7    $   22.8
      Current portion of long-term obligations                        10.4         7.3         7.1
      Accounts payable                                             2,390.6     2,142.7     1,620.4
      Other accrued liabilities                                      561.2       550.7       566.1
                                                                  --------    --------    --------

        Total current liabilities                                  3,068.6     2,725.4     2,216.4
                                                                  --------    --------    --------

   Long-term obligations, less current portion                     1,534.9     1,330.0     1,320.9
   Deferred income taxes and other liabilities                       547.1       467.7       357.5

   Shareholders' equity:
      Common Shares, without par value                             1,098.0     1,063.6     1,024.8
      Retained earnings                                            2,218.6     2,006.9     1,651.6
      Common Shares in treasury, at cost                             (97.8)      (82.3)      (31.6)
      Cumulative foreign currency adjustment                         (24.7)      (27.9)      (12.5)
      Other                                                           (5.5)       (5.4)       (5.3)
                                                                  --------    --------    --------
        Total shareholders' equity                                 3,188.6     2,954.9     2,627.0
                                                                  --------    --------    --------

        Total                                                     $8,339.2    $7,478.0    $6,521.8
                                                                  ========    ========    ========

        The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (In Millions)





                                                                  Common Shares
                                                                  --------------                Treasury Shares
                                                                  Shares            Retained    ---------------  Adjustment
                                                                  Issued  Amount    Earnings    Shares  Amount   for ESOP
                                                                  ------ ---------  ---------   ------- -------  ----------

BALANCE, JUNE 30, 1995                                              93.8  $  752.4  $    425.0    (1.4) $ (16.0) $   (21.3)
Comprehensive income (loss):
  Net earnings (loss)                                                                   (439.0)
  Foreign currency translation adjustments
Total comprehensive income (loss)
Employee stock plans activity, including tax benefits of $13.5       1.3      35.8                 0.1      0.9
Treasury shares acquired and shares retired                         (0.2)     (5.7)                0.2      3.5
Dividends paid                                                                           (13.2)
Adjustment for ESOP                                                                                                   21.3
Payments to Baxter International Inc.
Distribution of Common Stock (September 30, 1996)                   34.1      54.8     1,370.3
Shares issued in connection with stock offering                      2.1      50.7
Conversion of subordinated debt, net                                 1.0       9.8
Other
                                                                   -----  --------  ----------    ----  -------  ---------
BALANCE, JUNE 30, 1996                                             132.1  $  897.8  $  1,343.1    (1.1) $ (11.6) $     0.0
Comprehensive income:
  Net earnings                                                                           334.8
  Foreign currency translation adjustments
Total comprehensive income
Employee stock plans activity, including tax benefits of $21.0       3.5     123.4                (0.6)    10.6
Treasury shares acquired and shares retired                         (0.7)     (7.1)                0.9    (30.7)
Dividends paid                                                                           (32.0)
3-for-2 stock split effected as a stock dividend and cash
 paid in lieu of fractional shares                                  33.4
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                                  0.2         5.7     0.1      0.1
Stock issued for acquisitions and other                              0.1      10.5
                                                                   -----  --------  ----------    ----  -------  ---------
BALANCE, JUNE 30, 1997                                             168.4  $1,024.8  $  1,651.6    (0.7) $ (31.6) $     0.0
Comprehensive income:
  Net earnings                                                                           425.1
  Foreign currency translation adjustments
Total comprehensive income
Employee stock plans activity, including tax benefits of $35.2       2.0      65.0                (0.3)    29.0
Treasury shares acquired and shares retired                         (0.4)    (25.4)               (0.8)  (104.9)
Dividends paid                                                                           (34.8)
Other adjustments
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                       (0.1)     (0.8)      (35.0)    0.4     25.2
                                                                   -----  --------  ----------    ----  -------  ---------
BALANCE, JUNE 30, 1998                                             169.9  $1,063.6  $  2,006.9    (1.4) $ (82.3) $     0.0
Comprehensive income:
  Net earnings                                                                           224.9
  Foreign currency translation adjustments
Total comprehensive income
Employee stock plans activity, including tax benefits of $25.1       0.6      33.9                 0.8     25.7
Treasury shares acquired and shares retired                                                       (0.8)   (41.2)
Dividends paid                                                                           (21.5)
Stock split effected as a stock dividend and cash
 paid in lieu of fractional shares                                 103.1                  (0.3)
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                        0.1       0.5         8.6
                                                                   -----  --------  ----------    ----  -------  ---------
BALANCE, DECEMBER 31, 1998 (unaudited)                             273.7  $1,098.0  $  2,218.6    (1.4) $ (97.8) $     0.0
                                                                   =====  ========  ==========    ====  =======  =========



                                                                                Cumulative
                                                                    Division     Foreign              Total
                                                                    Retained    Currency           Shareholders
                                                                    Earnings   Adjustment  Other     Equity
                                                                    ---------- ---------- ------- --------------

BALANCE, JUNE 30, 1995                                              $ 1,767.5    $    3.0  $ 807.5   $3,718.1
Comprehensive income (loss):
  Net earnings (loss)                                                   117.8
  Foreign currency translation adjustments                                           (6.8)
Total comprehensive income (loss)                                                                      (328.0)
Employee stock plans activity, including tax benefits of $13.5                               (1.2)       35.5
Treasury shares acquired and shares retired                                                   0.3        (1.9)
Dividends paid                                                                                          (13.2)
Adjustment for ESOP                                                                                      21.3
Payments to Baxter International Inc.                                  (460.2)             (810.0)   (1,270.2)
Distribution of Common Stock (September 30, 1996)                    (1,425.1)
Shares issued in connection with stock offering                                                          50.7
Conversion of subordinated debt, net                                                                      9.8
Other                                                                                         0.4         0.4
                                                                    --------- ----------- ------- -----------
BALANCE, JUNE 30, 1996                                               $    0.0  $     (3.8) $ (3.0)    2,222.5
Comprehensive income:
  Net earnings
  Foreign currency translation adjustments                                           (8.7)
Total comprehensive income                                                                              326.1
Employee stock plans activity, including tax benefits of $21.0                               (1.1)      132.9
Treasury shares acquired and shares retired                                                             (37.8)
Dividends paid                                                                                          (32.0)
3-for-2 stock split effected as a stock dividend and cash
 paid in lieu of fractional shares
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                                                             6.0
Stock issued for acquisitions and other                                                      (1.2)        9.3
                                                                    --------- ----------- ------- -----------
BALANCE, JUNE 30, 1997                                              $     0.0 $     (12.5)$  (5.3)    2,627.0
Comprehensive income:
  Net earnings
  Foreign currency translation adjustments                                          (16.0)
Total comprehensive income                                                                              409.1
Employee stock plans activity, including tax benefits of $35.2                               (0.4)       93.6
Treasury shares acquired and shares retired                                                            (130.3)
Dividends paid                                                                                          (34.8)
Other adjustments                                                                            (0.5)       (0.5)
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                                         0.6     0.8        (9.2)
                                                                    --------- ----------- ------- -----------
BALANCE, JUNE 30, 1998                                              $     0.0 $     (27.9)$  (5.4)$   2,954.9
Comprehensive income:
  Net earnings
  Foreign currency translation adjustments                                            3.2
Total comprehensive income                                                                              228.1
Employee stock plans activity, including tax benefits of $25.1                               (0.2)       59.4
Treasury shares acquired and shares retired                                                   0.1       (41.1)
Dividends paid                                                                                          (21.5)
Stock split effected as a stock dividend and cash
 paid in lieu of fractional shares                                                                       (0.3)
Adjustment for change in fiscal year of an acquired subidiary
 (see Note 1)                                                                                             9.1
                                                                    --------- ----------- ------- -----------
BALANCE, DECEMBER 31, 1998 (unaudited)                              $     0.0 $     (24.7)$  (5.5)$   3,188.6
                                                                    ========= =========== ======= ===========



















The accompanying notes are an integral part of these statements.

                      CARDINAL HEALTH INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In Millions)


                                                                         Six Months
                                                                      Ended December 31,  Fiscal Year Ended June 30,
                                                                    -------------------- ----------------------------
                                                                       1998      1997     1998      1997      1996
                                                                    --------  --------  --------  --------  --------
                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                     $  224.9  $  197.6  $  425.1  $  334.8  $ (321.2)
   Adjustments to reconcile net earnings to net cash from
      operating activities:
   Depreciation and amortization                                       112.2     108.8     214.5     209.1     224.5
   Provision for deferred income taxes                                 (15.1)     11.9      90.1      32.9      (0.3)
   Provision for bad debts                                               5.1       5.9      15.5       8.6      14.0
   Goodwill write-down, benefit curtailment gain and
       other non-recurring charges                                        --        --        --        --     609.6
   Change in operating assets and liabilities,
       net of effects from acquisitions:
      Increase in trade receivables                                   (142.0)   (142.7)   (204.9)    (15.3)    (93.0)
      Increase in merchandise inventories                             (452.7)   (459.8)   (473.7)   (106.6)   (101.2)
      Increase in net investment in sales-type leases                 (151.7)    (28.5)   (103.3)     (5.1)    (27.6)
      Increase in accounts payable                                     238.4     308.7     523.3     (33.2)    230.8
      Other operating items, net                                        77.3      (6.1)     65.5      63.8      (1.3)
                                                                    --------  --------  --------  --------  --------

   Net cash provided by (used in) operating activities                (103.6)     (4.2)    552.1     489.0     534.3
                                                                    --------  --------  --------  --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of subsidiaries, net of cash acquired                   (69.6)    (17.5)    (45.8)    (43.7)    (77.5)
   Proceeds from sale of property and equipment                          2.5       4.2      10.7      21.0      (9.4)
   Additions to property and equipment                                (171.3)   (153.0)   (278.8)   (227.9)   (266.7)
   Purchase of marketable securities available for sale                   --        --        --      (3.4)   (163.7)
   Proceeds from sale of marketable securities available for sale         --        --        --      57.7     218.0
   Other                                                                  --       1.7      (4.7)      2.5      (2.9)
                                                                    --------  --------  --------  --------  --------

   Net cash used in investing activities                              (238.4)   (164.6)   (318.6)   (193.8)   (302.2)
                                                                    --------  --------  --------  --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowing activity                                   142.7      72.1     (89.2)   (185.4)    502.5
   Reduction of long-term obligations                                  (19.2)    (43.3)    (49.1)   (277.8)    (83.8)
   Proceeds from long-term obligations, net of issuance costs          161.1      54.1     111.4      94.7     821.6
   Payments to Baxter                                                     --        --        --        --  (1,270.2)
   Proceeds from issuance of Common Shares                              34.6      23.3      59.1     108.2      69.4
   Dividends on common shares, minority interests and
      cash paid in lieu of fractional shares                           (20.1)    (17.4)    (51.4)    (40.0)    (21.1)
   Purchase of treasury shares                                         (41.3)    (34.2)   (130.7)    (37.7)     (1.8)
   Other                                                                (1.3)    (10.8)    (10.8)    (10.8)       --
                                                                    --------  --------  --------  --------  --------

   Net cash provided by (used in) financing activities                 256.5      43.8    (160.7)   (348.8)     16.6
                                                                    --------  --------  --------  --------  --------

EFFECT OF CURRENCY TRANSLATION
              ON CASH AND EQUIVALENTS                                    2.5      (0.6)     (1.6)     (1.2)     (1.8)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                        (83.0)   (125.6)     71.2     (54.8)    246.9

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                            373.3     302.1     302.1     356.9     110.0
                                                                    --------  --------  --------  --------  --------

CASH AND EQUIVALENTS AT END OF PERIOD                               $  290.3  $  176.5  $  373.3  $  302.1  $  356.9
                                                                    ========  ========  ========  ========  ========


        The accompanying notes are an integral part of these statements.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cardinal Health, Inc., together with its subsidiaries (collectively the "Company"), is a provider of services to the healthcare industry offering an array of value-added pharmaceutical and other healthcare products distribution services and pharmaceutical-related products and services to a broad base of customers. The Company distributes a broad line of pharmaceuticals, surgical and hospital supplies, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products, and other items typically sold by hospitals, retail drug stores, and other healthcare providers. The Company also operates a variety of related healthcare service and manufacturing businesses, including Pyxis Corporation ("Pyxis") (which develops, manufactures, leases, sells and services point-of-use pharmacy systems which automate the distribution and management of medications and supplies in hospitals and other healthcare facilities); Medicine Shoppe International, Inc. ("Medicine Shoppe") (a franchisor of apothecary-style retail pharmacies); PCI Services, Inc. ("PCI") (an international provider of integrated packaging services to pharmaceutical manufacturers); Owen Healthcare, Inc. ("Owen") (a provider of pharmacy management and information services to hospitals); Cardinal Information Corporation ("CIC") (a developer and provider of clinical information systems); R.P. Scherer Corporation ("Scherer") (an international developer and manufacturer of drug delivery systems); and Allegiance Corporation ("Allegiance") (a distributor and manufacturer of non-pharmaceutical health care products and other related services). See "Basis of Presentation" below. The Company is currently operating in one business segment.

     The consolidated financial statements as of December 31, 1998 and for the six months ended December 31, 1998 and 1997 have been prepared in accordance with Securities and Exchange Commission Regulation S-X as it relates to interim period financial statements, and include all of the information and disclosures required by generally accepted accounting principles for interim reporting. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature. All amounts disclosed throughout the "Notes to the Supplemental Consolidated Financial Statements" related to such interim periods are unaudited.

BASIS OF PRESENTATION

     The supplemental consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated. In addition, the supplemental consolidated financial statements give retroactive effect to the mergers with Medicine Shoppe on November 13, 1995; Pyxis on May 7, 1996; PCI on October 11, 1996; Owen on March 18, 1997; MediQual Systems, Inc. ("MediQual") on February 18, 1998; Scherer on August 7, 1998; and Allegiance on February 3, 1999 (see
Note 2). Such business combinations were accounted for under the pooling-of-interests method.

     The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Allegiance. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.


     The Company's fiscal year end is June 30 and Owen's, MediQual's, Scherer's and Allegiance's fiscal year ends were November 30, December 31, March 31, and December 31, respectively. For the fiscal year ended June 30, 1996, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1996 with the financial results for Owen's fiscal year ended November 30, 1995, MediQual's fiscal year ended December 31, 1995, Scherer's fiscal year ended March 31, 1996, and Allegiance's fiscal year ended December 31, 1996. For the fiscal year ended June 30, 1997, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1997 with Owen's financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen's financial results for December 1996 in order to change Owen's November 30 fiscal year end to June 30) and with the financial results for MediQual's fiscal year ended December 31, 1996, Scherer's fiscal year ended March 31, 1997, and Allegiance's fiscal year ended December 31, 1997. For the fiscal year ended June 30, 1998, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1998 with MediQual's twelve months ended June 30, 1998, Scherer's fiscal year ended March 31, 1998, and Allegiance's twelve months ended June 30, 1998. For the six-month period ended December 31, 1998, the supplemental consolidated financial statements combine the Company's six months ended December 31, 1998 results with Scherer's six months ended December 31, 1998 results. Due to the change in Owen's fiscal year from November 30 to conform with the Company's June 30 fiscal year end, Owen's results of operations for the periods from December 1, 1995 through May 31, 1996 and the month of December 1996 will not be included in the combined results of operations but are reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders'

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


Equity. As a result of changing MediQual's fiscal year end from December 31 to June 30, the six months ended June 30, 1997 will not be included in the combined results of operations but are reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders' Equity. MediQual's total revenue and net earnings for this period were $6.0 million and $1.7 million, respectively. MediQual's cash flows from operating activities for this period were $1.2 million, while cash flows used in investing and financing activities were $0.3 million and $0.1 million, respectively. Due to the change in Scherer's fiscal year end from March 31 to conform with the Company's June 30 fiscal year end, Scherer's results of operations for the three months ended June 30, 1998 will not be included in the combined results of operations but will be reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders' Equity. Scherer's net revenue and net earnings for this period were $161.6 million and $8.6 million, respectively. Scherer's cash flows from operating and financing activities for this period were $12.6 million and $32.6 million, respectively, while cash flows used in investing activities were $12.2 million. As a result of changing Allegiance's fiscal year end from December 31 to June 30, the six months ended December 31, 1997 will be included in the combined results of operations for both the fiscal years ended June 30, 1997 and 1998 and are reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders' Equity. Allegiance's total revenue and net earnings for this period were $2.2 billion and $47.9 million, respectively. Allegiance's cash flows from operating activities for this period were $147.2 million, while cash flows used in investing and financing activities were $63.7 million and $83.8 million, respectively.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from these estimated amounts.

CASH EQUIVALENTS
     The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value.

RECEIVABLES
     Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical and other healthcare distribution activities and are presented net of an allowance for doubtful accounts of $64.6 million and $62.8 million at June 30, 1998 and 1997, respectively.

     The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates which generally fluctuate with the prime rate. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivable are $66.6 million and $52.5 million at June 30, 1998 and 1997, respectively (the current portion was $29.4 million and $12.1 million, respectively), and are included in other assets. These amounts are reported net of an allowance for doubtful accounts of $6.4 million and $8.2 million at June 30, 1998 and 1997, respectively.

MERCHANDISE INVENTORIES
     A majority of merchandise inventories (60% in 1998 and 61% in 1997) are stated at lower of cost, using the last-in, first-out ("LIFO") method, or market. The remaining inventory is primarily stated at the lower of cost using the first-in, first-out ("FIFO") method or market. If the Company had used the FIFO method of inventory valuation, which approximates current replacement cost, inventories would have been higher than the LIFO method reported at June 30, 1998 and 1997 by $54.6 million and $69.6 million, respectively.

     The Company continues to consolidate locations, automate selected distribution facilities and invest in management information systems in order to achieve efficiencies in inventory management processes. As a result of the facility and related inventory consolidations, and the operational efficiencies achieved in fiscal 1998 and 1997, the Company had partial inventory liquidations in certain LIFO pools which reduced the LIFO provision by approximately $2.3 million and $2.0 million, respectively.

PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are computed using the straight-line method over the estimated useful lives of the assets which range from one to fifty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. At each balance sheet date, the Company assesses the recoverability of its long-lived property, based on a review of projected undiscounted cash flows associated with these assets.

GOODWILL AND OTHER INTANGIBLES
     Goodwill and other intangibles primarily represent intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives which range from ten

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


to forty years. Accumulated amortization was $529.8 million and $504.3 million at June 30, 1998 and 1997, respectively. At each balance sheet date, a determination is made by management to ascertain whether there is an indication that the intangible assets may have been impaired based on undiscounted operating cash flows for each subsidiary, except Allegiance. In fiscal 1996, based upon the market value of its stock being substantially below its book value and management's expectations of continued intense competition, Allegiance adopted a new policy for assessing goodwill impairment based upon a fair value approach. As such, in 1996, Allegiance recorded a charge to operations of $550.0 million.

REVENUE RECOGNITION
     The Company records distribution revenue when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. Along with other companies in the drug distribution industry, the Company reports as revenue bulk deliveries made to customers' warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the chain drugstore industry, decisions by chains to either begin or discontinue warehousing activities, and changes in policy by manufacturers related to selling directly to chain drugstore customers. Due to the insignificant margins generated through bulk deliveries, fluctuations in their amount have no significant impact on earnings.

     Revenue is recognized from sales-type leases of point-of-use pharmacy systems when the systems are delivered, the customer accepts the system, and the lease becomes noncancellable. Unearned income on sales-type leases is recognized using the interest method. Sales of point-of-use pharmacy systems are recognized upon delivery and customer acceptance. Revenue for systems installed under operating lease arrangements is recognized over the lease term as such amounts become receivable according to the provisions of the lease.

     The Company earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees' sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened. Master franchise origination fees are recognized as revenue when all significant conditions relating to the master franchise agreement have been satisfied by the Company.

     Pharmacy management and other service revenue is recognized as the related services are rendered according to the contracts established. A fee is charged under such contracts through either a monthly management fee arrangement, a capitated fee arrangement or a portion of the hospital charges to patients. Under certain contracts, fees for management services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.


     Packaging revenue is recognized from services provided upon the completion of such services.


     System license revenue is recognized upon shipment of the system to the customer. The portion of the license fee related to system maintenance is deferred and recognized over the annual maintenance period.

     Drug delivery system revenue is recognized upon shipment of products to the customer. Non-product revenue related to option, milestone and exclusivity fees are recognized when earned and all obligations of performance have been completed.

TRANSLATION OF FOREIGN CURRENCIES
     The financial position and the results of operations of the Company's foreign operations, excluding the Company's Malaysian and Mexican manufacturing operations which are denominated in U.S. dollars, are measured using the local currencies of the countries in which they operate and are translated into U.S. dollars. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which sales are generated, the reported results of operations of the Company's foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending upon a weakening or strengthening of the U.S. dollar. In addition, the net assets of foreign subsidiaries are translated into U.S. dollars at the foreign currency exchange rates in effect at the end of each period. Accordingly, the Company's consolidated shareholders' equity will fluctuate depending upon the relative strengthening or weakening of the U.S. dollar versus relevant foreign currencies.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

DERIVATIVE FINANCIAL INSTRUMENT RISK
     The Company uses derivative financial instruments to minimize the impact of foreign exchange rate changes on earnings and cash flows. The Company also periodically enters into foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The Company does not use derivative financial instruments for trading or speculative purposes (see Note 6 for further discussion).

RESEARCH AND DEVELOPMENT COSTS
     Costs incurred in connection with the development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses, net of customer reimbursements, were $45.7 million in fiscal 1998 and $35.4 million in each of fiscal 1997 and 1996. Customer reimbursements in the amount of $13.0 million, $8.0 million and $4.7 million were received for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

INCOME TAXES
     No provision is made for U.S. income taxes on earnings of foreign subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings.

EARNINGS PER COMMON SHARE
     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share," in the quarter ended December 31, 1997. In accordance with the provisions of the Standard, all prior periods presented have been restated to comply with SFAS No. 128. Basic earnings per Common Share ("Basic") is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share is similar to the computation for Basic, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method.

     Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.07, $0.06 and $0.05 for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

STOCK SPLITS
     On October 29, 1996, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on December 16, 1996 to shareholders of record on December 2, 1996. On August 12, 1998, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on October 30, 1998 to shareholders of record on October 9, 1998. All share and per share amounts included in the supplemental consolidated financial statements, except the Supplemental Consolidated Statements of Shareholders' Equity, have been adjusted to retroactively reflect these stock splits.

ALLEGIANCE SPIN-OFF
     On September 30, 1996 (the "Distribution Date"), Baxter International Inc. ("Baxter") and its subsidiaries transferred to Allegiance and its subsidiaries their U.S. healthcare distribution business, surgical and respiratory therapy business and healthcare cost-saving business, as well as certain foreign operations (the "Allegiance Business") in connection with a spin-off of the Allegiance Business by Baxter. The spin-off occurred on the Distribution Date through a distribution of Allegiance common stock to Baxter stockholders (the "Distribution") based on a distribution ratio of one Allegiance share for each five Baxter shares held. The Distribution of approximately 68.4 million equivalent Cardinal common shares of Allegiance common stock was made to Baxter stockholders of record on September 26, 1996.


2.    BUSINESS COMBINATIONS, MERGER-RELATED COSTS AND OTHER SPECIAL ITEMS

     On February 3, 1999, the Company completed a merger transaction with Allegiance (the "Allegiance Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 70.7 million Common Shares to Allegiance stockholders and Allegiance's outstanding stock options were converted into options to purchase approximately 10.3 million Company Common Shares. The Company expects to record a merger-related charge to reflect transaction and other costs incurred as a result of the Allegiance Merger in the third quarter of fiscal 1999. Additional merger-related

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)



costs associated with integrating the separate companies and instituting efficiencies will be charged to expense in subsequent periods when incurred.

     On August 7, 1998, the Company completed a merger transaction with Scherer (the "Scherer Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 34.2 million Common Shares to Scherer stockholders and Scherer's outstanding stock options were converted into options to purchase approximately 3.5 million Common Shares. The Company recorded a merger-related charge to reflect transaction and other costs incurred as a result of the Scherer Merger in the first quarter of fiscal 1999. Additional merger-related costs associated with integrating the separate companies and instituting efficiencies will be charged to expense in subsequent periods when incurred.

     During the six months ended December 31, 1998, merger-related costs totaling $37.5 million ($29.7 million, net of tax) were recorded. Of this amount, approximately $22.3 million related to transaction and employee-related costs, and $12.5 million related to business restructuring and asset impairment costs associated with the Company's merger transaction with Scherer. In addition, the Company recorded costs of $1.1 million related to severance costs for a restructuring associated with the change in management that resulted from the merger with Owen Healthcare, Inc. and $4.8 million related to integrating the operations of companies that previously engaged in merger transactions with the Company. Partially offsetting the charge recorded was a $3.2 million credit to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation ("Bergen") (see Note 19). This adjustment relates primarily to services provided by third parties engaged by the Company in connection with the terminated Bergen transaction. The cost of such services was estimated and recorded in the prior periods when the services were performed. Actual billings were less than the estimate originally recorded, resulting in a reduction of the current period merger-related costs.

     On February 18, 1998, the Company completed a merger transaction with MediQual (the "MediQual Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 860,000 Common Shares to MediQual shareholders and MediQual's outstanding stock options were converted into options to purchase approximately 36,000 Common Shares of the Company.

     The table below presents a reconciliation of total revenue and net earnings available for Common Shares as reported in the accompanying supplemental consolidated financial statements with those previously reported by the Company. The term "Cardinal Health" as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the MediQual, Scherer and Allegiance mergers. See Note 1 for periods combined.

   (in millions)                                Cardinal
                                                 Health          Scherer      MediQual     Allegiance        Combined
                                               ------------    ----------     ---------    -----------    -------------
Fiscal year ended June 30, 1996
   Total revenue                             $    11,586.1     $    571.7     $   11.0     $   4,393.6    $   16,562.4
   Net earnings (loss)                       $       127.2     $     30.7     $  (1.4)     $   (477.7)    $    (321.2)
Fiscal year ended June 30, 1997
   Total revenue                             $    13,437.2     $    588.7     $   11.0     $   4,357.0    $   18,393.9
   Net earnings                              $       184.6     $     57.0     $    2.3     $      90.9    $      334.8
Fiscal year ended June 30, 1998
   Total revenue                             $    15,918.1     $    620.8     $    7.9     $   4,448.6    $   20,995.4
   Net earnings                              $       247.1     $     69.7     $    1.4     $     106.9    $      425.1
Six months ended December 31, 1997
   Total revenue                             $     7,731.9                                 $   2,223.2    $    9,955.1
   Net earnings                              $       149.8                                 $      47.8    $      197.6
Six months ended December 31, 1998
   Total revenue                             $     9,695.2                                 $   2,354.9    $   12,050.1
   Net earnings                              $       157.5                                 $      67.4    $      224.9


             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


        Adjustments affecting net earnings and shareholders' equity resulting from the MediQual, Scherer and Allegiance mergers to adopt the same accounting practices were not material for any periods presented herein. There were no material intercompany transactions.

      During fiscal 1998, the Company made a number of individually immaterial acquisitions for an aggregate purchase price of $47.8 million and exchanged nonmonetary assets with a value of approximately $10.5 million to acquire an interest in Source Medical Corporation, a new venture in Canada. All of these acquisitions were accounted for as purchase transactions. Had the acquisitions taken place July 1, 1997, consolidated results would not have been materially different from reported results.

     During fiscal 1998, the Company recorded merger-related charges associated with transaction costs incurred in connection with the MediQual Merger ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen Brunswig Corporation ("Bergen") ($33.4 million) which was terminated subsequent to June 30, 1998 (see Note 19). In accordance with the terms of the Agreement and Plan of Merger between the Company, a wholly owned subsidiary of the Company, and Bergen, as amended, its termination required the Company to reimburse Bergen for $7 million of transaction costs upon termination of such Agreement (See Note 19). Additional merger-related costs, related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.6 million), of which $5.4 million was recorded during the six months ended December 31, 1997, were incurred and recorded during fiscal 1998.

     During fiscal 1998, the Company recorded a special charge of $8.6 million ($5.2 million, net of tax) related to the rationalization of its distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the final settlement of a labor dispute with former employees of the Company's Boston distribution facility, resulting in termination of the union relationship.

      During fiscal 1998, Scherer finalized part of its long-term tax planning strategy by converting, with its joint venture partner, the legal ownership structure of Scherer's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in cash taxes to be paid in the current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense by approximately $11.7 million.

     On March 18, 1997, the Company completed a merger transaction with Owen (the "Owen Merger"). The Owen Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 11.6 million Common Shares to Owen shareholders and Owen's outstanding stock options were converted into options to purchase approximately 1.0 million Common Shares. During fiscal 1997, the Company recorded costs of approximately $31.1 million ($22.4 million, net of tax) related to the Owen Merger. These costs include $13.1 million for transaction and employee-related costs associated with the merger, $13.2 million for asset impairments ($10.6 million of which related to MediTROL, as discussed below), and $4.8 million related to other integration activities, including the elimination of duplicate facilities and certain exit and restructuring costs. At the time of the Owen Merger, Owen had a wholly owned subsidiary, MediTROL, that manufactured, marketed, sold and serviced point-of-use medication distribution systems similar to Pyxis. Upon consummation of the Owen Merger, management committed to merge the operations of MediTROL into Pyxis, and phase-out production of the separate MediTROL product line. As a result of this decision, a MediTROL patent ($7.4 million) and certain other operating assets ($3.2 million) were written off as impaired.

     On October 11, 1996, the Company completed a merger transaction with PCI (the "PCI Merger"). The PCI Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 4.7 million Common Shares to PCI shareholders and PCI's outstanding stock options were converted into options to purchase approximately 0.3 million Common Shares. During fiscal 1997, the Company recorded costs totaling approximately $15.1 million ($11.4 million, net of tax) related to the PCI Merger. These costs include $13.8 million for transaction and employee-related costs associated with the PCI Merger (including $7.6 million for retirement benefits and incentive fees to two executives of PCI, which vested and became payable upon consummation of the merger) and $1.3 million related to other integration activities, including exit costs.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


       In addition to the merger-related costs recorded in fiscal 1997 for the Owen Merger and the PCI Merger (as discussed above), the Company recorded $4.7 million ($2.8 million, net of tax) related to integrating the operations of companies that previously merged with the Company.

     During fiscal 1997, the Company acquired West Hudson & Co. Inc., a privately owned health-care consulting firm for $30.5 million in cash and $10.5 million in stock, with possible contingent payments through 2000. In addition, the Company made individually immaterial acquisitions, accounted for under the purchase method of accounting, totaling $30.4 million during fiscal 1997. Had the acquisitions occurred at the beginning of fiscal 1997, consolidated results would not have been materially different from reported results.

     On May 7, 1996, the Company completed a merger transaction with Pyxis (the "Pyxis Merger"). The Pyxis Merger was accounted for as a pooling-of-interests business combination, and the Company issued approximately 33.9 million Common Shares to Pyxis shareholders. In addition, Pyxis' outstanding stock options were converted into options to purchase approximately 3.5 million Common Shares. During fiscal 1996, the Company recorded costs totaling approximately $42.0 million ($30.6 million, net of tax) related to the Pyxis Merger. These costs include $25.4 million for transaction and employee-related costs associated with the merger (including $7.6 million for vested stay bonuses covering substantially all Pyxis employees), $15.6 million related to certain exit and lease-termination costs (pertaining to cancellation of a long-term contract with a financing company in connection with the servicing of the accounts receivable from Pyxis customers at the time of the Pyxis Merger, see Note 3), and $1.0 million related to asset impairments and other integration activities.

     On November 13, 1995, the Company completed a merger transaction with Medicine Shoppe (the "Medicine Shoppe Merger"). The Medicine Shoppe Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 14.4 million Common Shares to Medicine Shoppe shareholders. In addition, Medicine Shoppe's outstanding stock options were converted into options to purchase approximately 0.3 million Common Shares. During fiscal 1996, the Company recorded costs totaling approximately $7.2 million ($6.4 million, net of tax) related to the Medicine Shoppe Merger. These costs include $6.3 million for transaction and employee-related costs associated with the Medicine Shoppe Merger and $0.9 million related to other integration activities.

     During fiscal 1996, the Company recorded a special charge of $679.3 million. In fiscal 1996, the Company's subsidiary, Allegiance, changed its method of assessing goodwill impairment, resulting in a charge of $550.0 million ($550.0 million, net of tax). In addition, $33.8 million ($23.1 million, net of tax) was recorded related to the rationalization of its manufacturing and overhead structures which were primarily servicing non-pharmaceutical markets. Approximately $12.0 million of these charges related to retirement or severance costs, $16.6 million related to asset impairments and $5.2 million related to contractual obligations. Lastly, $95.5 million ($62.8 million, net of tax) was recorded primarily due to Allegiance's facility consolidations and other asset write-downs ($62.8 million), costs related to Allegiance's spin-off from Baxter (see Note 1) ($13.2 million) and legal defense costs related to natural rubber latex litigation cases ($19.5 million) (see Note 10).

     The net effect of the various merger-related costs and other special items recorded during the first six months of fiscal 1999 was to reduce reported net earnings by $29.7 million to $224.9 million and to reduce reported diluted earnings per Common Share by $0.11 per share to $0.81 per share. The fiscal 1998 effect of various merger-related charges and other special items was to reduce reported net earnings by $24.1 million to $425.1 million and to reduce reported diluted earnings per Common Share by $0.10 per share to $1.53 per share. The effect of the various merger-related costs recorded in fiscal 1997 was to reduce reported net earnings by $36.6 million to $334.8 million and to reduce reported diluted earnings per Common Share by $0.13 per share to $1.23 per share. The effect of the various merger-related costs and other special items recorded in fiscal 1996 was to reduce reported net earnings by $672.8 million to $(321.2) million and to reduce reported diluted earnings per Common Share by $2.55 per share to $(1.24) per share.

     Certain merger-related costs are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed as incurred.

     During fiscal 1996, the Company completed three business combinations which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's point-of-use pharmacy systems and pharmacy management services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was $58.8 million. Liabilities of the operations assumed were approximately $41.7 million, consisting

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


 primarily of debt of $29.7 million. In addition, the Company made individually immaterial acquisitions, accounted for under the purchase method of accounting, totaling $23.8 million in fiscal 1996. Had the purchases occurred at the beginning of fiscal 1996, operating results on a pro forma basis would not have been significantly different.

Restructuring Program

     In fiscal 1993, Baxter (see Note 1) announced a restructuring plan designed in part to make Allegiance more efficient and responsive in addressing the changes in the U.S. healthcare system. Charges totaling $560.0 million were recorded to cover costs associated with these restructuring initiatives. During fiscal 1998, 1997 and 1996, the Company had cash outflows related to the restructuring program of $15.8 million, $15.6 million and $61.6 million, respectively and noncash charges against the restructuring program of $9.1 million, $0.9 million and $25.0 million, respectively. Prior to fiscal 1996, the total cash outflows and noncash charges related to the restructuring program were $180.8 million and $226.5 million, respectively. During the six months ended December 31, 1998, spending against the reserves amounted to $7.3 million and $7.9 million of unnecessary restructuring reserves were reversed. The reversal of unnecessary reserves was principally the result of facility closures and consolidations being finalized at costs lower than originally anticipated.


     The cash outflows pertain primarily to employee-related costs for severance, outplacement assistance, relocation, implementation teams and facility consolidations. Since the inception of the restructuring program, approximately 2,500 positions have been eliminated. As of June 30, 1998 and December 31, 1998, the remaining restructuring reserve balance was $24.7 million and $9.5 million, respectively, both of which are classified as current liabilities. The remaining expenditures to be charged against the restructuring program will occur in fiscal 1999, as implementation projects are completed as planned.



3.   LEASES

Sales-Type Leases

     The Company's sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company's net investment in sales-type leases are as follows (in millions):

                                                                            June 30,        June 30,
                                                                              1998            1997
                                                                         ---------------  --------------
             Future minimum lease payments receivable                    $        387.5   $       264.4
             Unguaranteed residual values                                           1.3             1.3
             Unearned income                                                     (55.5)          (39.7)
             Allowance for uncollectible minimum lease payments
                receivable                                                        (8.8)           (4.8)
                                                                         ---------------  --------------

             Net investment in sales-type leases                                  324.5           221.2
                  Less: current portion                                            91.4            61.4
                                                                         ---------------  --------------

             Net investment in sales-type leases, less current portion   $        233.1   $       159.8
                                                                         ===============  ==============

     Future minimum lease payments to be received pursuant to sales-type leases are as follows at June 30, 1998 (in millions):

                                        1999                    $       107.2
                                        2000                             96.0
                                        2001                             78.1
                                        2002                             61.0
                                        2003                             39.2
                                        Thereafter                        6.0
                                                                --------------
                                        Total                   $       387.5
                                                                ==============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


Lease Related Financing Arrangements

     Prior to the Pyxis Merger, Pyxis had financed its working capital needs through the sale of certain lease receivables to a non-bank financing company. In March 1994, Pyxis entered into a five-year financing and servicing agreement with the financing company, whereby the financing company agreed to purchase a minimum of $500 million of Pyxis' lease receivables under certain conditions, provided that the total investment in the lease receivables at any one time did not exceed $350 million. As of June 30, 1998, $198 million of lease receivables were owned by the financing company. The aggregate lease receivables sold under this arrangement totaled approximately $382 million and $312 million at June 30, 1998 and 1997, respectively. As a result of the Pyxis Merger, the Company entered into negotiations with the financing company to amend and terminate this arrangement. In June 1997, the agreement with the financing company was amended to modify financing levels over the remaining term of the agreement and to terminate the lease portfolio servicing responsibilities of the financing company. In June 1998, the agreement with the financing company was further amended to terminate Pyxis' obligation to sell lease receivables to the financing company. The Company made provision for the estimated costs associated with the exiting of this arrangement at the time of the Pyxis Merger (see Note
2).


4.   NOTES PAYABLE, BANKS

     The Company has entered into various unsecured, uncommitted line-of-credit arrangements which allow for borrowings up to $437.1 million at June 30, 1998, at various money market rates. At June 30, 1998, $24.7 million, at a weighted average interest rate of 7.2%, was outstanding under such arrangements and $22.8 million, at a weighted average interest rate of 6.4% was outstanding at June 30, 1997. The Company also has revolving credit agreements, which have a maturity of less than one year, with seven banks. These credit agreements are renewable on a quarterly basis and allow the Company to borrow up to $95.0 million (none of which was in use at June 30, 1998). The Company is required to pay a commitment fee at the annual rate of 0.125% on the average daily unused amounts of the total credit allowed under the revolving credit agreements. The total available but unused lines of credit at June 30, 1998 was $507.4 million.


5.   LONG-TERM OBLIGATIONS

          Long-term obligations consist of the following (in millions):


                                                                             June 30,        June 30,
                                                                               1998            1997
                                                                           -------------   -------------

             6.0% Notes due 2006                                           $      150.0    $      150.0
             6.5% Notes due 2004                                                  100.0           100.0
             6.75% Notes due 2004                                                 100.0           100.0
             7.3% Notes due 2006                                                  199.6           199.6
             7.8% Debentures due 2016                                             149.4           149.4
             7.0% Debentures due 2026 (7 year put option in 2003)                 199.9           199.9
             Commercial paper                                                     142.0               -
             Borrowings under credit  facilities                                  248.8           380.0
             Other obligations;  interest averaging 6.1% in 1998 and
                6.2% in 1997, due in varying installments
                through 2020                                                       47.6            49.1
                                                                           ------------    ------------
             Total                                                              1,337.3         1,328.0
                  Less: current portion                                             7.3             7.1
                                                                           ------------    ------------
             Long-term obligations, less current portion                   $    1,330.0    $    1,320.9
                                                                           ============    ============



     The 6% and the 6.5% Notes represent unsecured obligations of the Company, and the 6.75% Notes represent unsecured obligations of Scherer which are guaranteed by the Company. The 7.3% Notes and the 7.8% and 7.0%

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


Debentures represent unsecured obligations of Allegiance which are guaranteed by the Company. These obligations are not redeemable prior to maturity and are not subject to a sinking fund.

     In June 1998, the Company commenced a commercial paper program, providing for the issuance of up to $750.0 million in aggregate maturity value of commercial paper. At June 30, 1998, commercial paper with an effective interest rate of 5.85% and an aggregate maturity value of $142.0 million was outstanding.

     The Company also has an unsecured revolving credit agreement, expiring in 2001, that provides for up to an aggregate of $900.0 million in borrowings (none of which was in use at June 30, 1998). At June 30, 1997, $80.0 million was outstanding under this facility. The Company maintains other short-term credit facilities. At June 30, 1998 and 1997, $197.5 million and $271.5 million, respectively, was outstanding under these uncommitted facilities. The effective interest rate as of June 30, 1998 was 6.23%. The amounts outstanding under the commercial paper program and short-term credit facilities have been classified as long-term debt, as amounts are supported by a long-term credit facility and will continue to be refinanced.

     During fiscal 1998, the Company extended the term of its existing unsecured bank credit facility by five years and amended certain provisions within the agreement. The amended credit facility: (i) expires October 29, 2002; (ii) maintains the previous aggregate borrowing limit of up to $175 million in various currencies; (iii) sets interest rates on outstanding borrowings at LIBOR plus 0.350%, or the bank's prime rate; (iv) and includes an annual facility fee of 0.125% of the total credit facility. At June 30, 1998 and 1997, borrowing under this facility was $51.3 million and $28.5 million, respectively.

     During fiscal 1996, holders of $10 million of 9.53% convertible subordinated notes due 2002, originally issued by Owen, converted the notes into the equivalent of approximately 1.7 million Common Shares. Additionally, Owen repaid $34.8 million of debt with proceeds from a common stock offering. If the previously mentioned conversion and retirement of debt had occurred at the beginning of all periods presented, the changes to diluted earnings per share would not have been material.

     Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $31.8 million at June 30, 1998.

     Maturities of long-term obligations for future fiscal years are as follows (in millions):

                                        1999                    $        7.3
                                        2000                             5.6
                                        2001                           344.0
                                        2002                             3.3
                                        2003                            50.0
                                        Thereafter                     927.1
                                                                -------------
                                        Total                   $    1,337.3
                                                                =============

     On July 13, 1998, the Company issued $150 million of 6.25% Notes due 2008 , the proceeds of which will be used for working capital needs due to growth in the Company's business. The 6.25% Notes represent unsecured obligations of the Company, are redeemable, in whole or, from time to time, in part at the option of the Company prior to maturity and are not subject to a sinking fund. Subsequent to issuing the 6.25% Notes, the Company has the capacity to issue $250 million of additional long-term debt pursuant to a shelf debt registration statement filed with the Securities and Exchange Commission.

6.   FINANCIAL INSTRUMENTS

     Interest Rate Management. The Company has entered into an interest rate swap agreement which matures November 2002 to hedge against variable interest rates. The Company exchanged its variable rate position related to a lease agreement for a fixed rate of 7.08%. The Company recognizes in income the periodic net cash settlements under the swap agreement as it accrues.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

      Foreign Exchange Risk Management. The Company has purchased various foreign currency options expiring through June 30, 1999 to partially protect the Company from the risk that fluctuations in the foreign currency rates could have an adverse effect on foreign subsidiaries' earnings. In addition, the Company had foreign currency forward and option contracts that hedged a portion of anticipated production costs expected to be denominated in the Malaysian ringgit. When the dollar strengthens against foreign currencies, the decline in the value of the foreign currency cash flows is partially offset by the recognition of gains in value of purchased currency options. Conversely, when the dollar weakens against foreign currencies, the increase in the value of foreign currency cash flows is reduced only by the recognition of the premium paid to acquire the options. Market value gains, losses and premiums on these contracts are recognized in other income upon occurrence. The fair value is based upon the estimated amount the Company would receive to terminate the options. Net expense during fiscal 1998 was $11.6 million related to these foreign currency forward contracts and options.

     In addition, the Company periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to identifiable foreign currency transactions that are relatively certain as to both timing and amount. Gains and losses on the forward contracts are recognized concurrently with the gains and losses from the underlying transactions.

     The Company also uses commodity contracts to hedge raw materials expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs. The contracts qualify as hedges for accounting purposes in accordance with the criteria established in SFAS No. 80 "Accounting for Futures Contracts." Cash flows resulting from these commodity contracts are classified in the same category as the items being hedged.

     The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.

     Fair Value of Financial Instruments. The carrying amounts of cash and equivalents, trade receivables, accounts payables, notes payable-banks and other accrued liabilities at June 30, 1998 and 1997, approximate their fair value because of the short-term maturities of these items.

     The estimated fair value of the Company's long-term obligations was $1,365.3 million and $1,336.8 million as compared to the carrying amounts of $1,337.3 million and $1,328.0 million at June 30, 1998 and 1997, respectively. The fair value of the Company's long-term obligations is estimated based on the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities.

     The following is a summary of the fair value of the Company's derivative instruments, based upon the estimated amount that the Company would receive or
(pay) to terminate the contracts at the reporting date. The fair values are based on quoted market prices for the same or similar instruments.


   (in millions)                                        Fiscal Year ended June 30,
                                            1998            1998           1997            1997
                                        ------------------------------ ------------------------------

                                          Notional          Fair         Notional          Fair
                                           Amount       Value (Loss)      Amount       Value (Loss)
                                        -------------- --------------- --------------  --------------

   Foreign currency exchange
   contract                             $        35.6   $       (0.4)            88.6          (7.2)
   Foreign currency options                       3.0             0.1            17.7            2.2
   Commodity contracts                           14.2           (1.7)             9.2          (3.4)
   Interest Rate Swaps                            8.3           (1.0)             2.5          (0.3)


7.   INCOME TAXES


     Consolidated U.S. income (loss) before taxes was $550.6 million, $437.4 million and $(256.6) million in fiscal 1998, 1997 and 1996, respectively. The corresponding amounts for non-U.S.-based operations were $109.1 million, $102.3

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


million and $97.1 million in fiscal 1998, 1997 and 1996, respectively. The provision for income taxes consists of the following (in millions):

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)




                                                          Fiscal Year Ended June 30,
                                                ------------------------------------------------
                                                     1998            1997             1996
                                                ---------------  --------------  ---------------
                      Current:
                         Federal                $        106.1   $       131.9   $        120.5
                         State                            22.6            21.3             20.7
                         Foreign                          15.8            18.8             20.8
                                                ---------------  --------------  ---------------

                           Total                         144.5           172.0            162.0

                      Deferred (credit)                   90.1            32.9            (0.3)
                                                ---------------  --------------  ---------------
                           Total provision      $        234.6   $       204.9    $       161.7
                                                ===============  ==============  ===============


     A reconciliation of the provision based on the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                           Fiscal Year Ended June 30,
                                                 --------------------------------------------------
                                                      1998             1997              1996
                                                 ---------------  ---------------   ---------------
                 Provision at Federal
                   statutory rate                       35.0  %          35.0  %           35.0 %
                 State income taxes, net of
                   Federal benefit                       4.1              3.9            (10.8)
                 Foreign tax rates                     (4.8)            (3.8)              15.6
                 Nondeductible expenses                  1.5              2.5           (139.4)
                 Other                                 (0.2)              0.4             (1.8)
                                                 ---------------  ---------------   ---------------
                   Effective income tax rate            35.6  %          38.0  %        (101.4) %
                                                 ===============  ===============   ===============

     Provision has not been made for U.S. or additional foreign taxes on $322.8 million of undistributed earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in the operations of those subsidiaries. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings.

     Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in millions):

                                                                         June 30,         June 30,
                                                                           1998             1997
                                                                       --------------   --------------
               Deferred income tax assets:
                 Receivable basis difference                           $        21.6    $        25.0
                 Accrued liabilities                                           156.7            144.4
                 Net operating loss carryforwards                               48.7             40.5
                 Other                                                          26.5             73.7
                                                                       -------------    -------------

                    Total deferred income tax assets                           253.5            283.6

                 Valuation allowance for deferred income tax assets           (21.7)           (22.7)
                                                                       --------------   --------------

                    Net deferred income tax assets                             231.8            260.9
                                                                       --------------   --------------

               Deferred income tax liabilities:
                 Inventory basis differences                                  (90.0)           (58.0)
                 Property-related                                            (237.0)          (222.0)
                 Revenues on lease contracts                                 (111.0)           (89.1)
                 Other                                                             -           (14.0)
                                                                       --------------   --------------

                    Total deferred income tax liabilities                    (438.0)          (383.1)
                                                                       --------------   --------------

                      Net deferred income tax liabilities              $     (206.2)    $     (122.2)
                                                                       ==============   ==============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

     The above amounts are classified in the supplemental consolidated balance sheets as follows (in millions):


                                                                          June 30,         June 30,
                                                                            1998             1997
                                                                       --------------   --------------
                 Other current assets                                  $      133.3             84.9

                 Deferred income taxes and other liabilities                 (339.5)          (207.1)
                                                                       --------------   --------------

                    Net deferred income tax liabilities                $     (206.2)    $     (122.2)
                                                                       ==============   ==============


     The Company had Federal net operating loss carryforwards of $95.4 million and $91.0 million, state net operating loss carryforwards of $95.1 million and $56 million and foreign tax credit and capital loss carryforwards of $24.6 million and $23.3 million as of June 30, 1998 and 1997, respectively. A valuation allowance of $21.7 million and $22.7 million at June 30, 1998 and 1997, respectively, has been provided for the state net operating loss, foreign tax credit and capital loss carryforwards, as utilization of such carryforwards within the applicable statutory periods is uncertain. The Company's Federal tax operating loss carryforwards and a portion of the state net operating loss carryforwards are subject to a change in ownership limitation calculation under Internal Revenue Code Section 382. After application of the valuation allowance described above, the Company anticipates no limitations will apply with respect to utilization of these assets. The Federal net operating loss carryforward begins expiring in 2001, the state net operating loss carryforward expires through 2012, the capital loss carryforward expires in 2001 and the foreign tax credit carryforwards expire through 2002. Expiring state net operating loss carryforwards and the required valuation allowances have been adjusted annually.

     Under a tax-sharing agreement with Baxter, Allegiance will pay for increases and be reimbursed for decreases to the net deferred tax assets transferred on the Distribution Date. Such increases or decreases may result from audit adjustments to Baxter's prior period tax returns.


8.    FOREIGN CURRENCY TRANSLATION

     In consolidating foreign subsidiaries, balance sheet currency effects are recorded as a part of other shareholders' equity. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates. The following table provides an analysis of the changes during fiscal 1998, 1997 and 1996 in other shareholders' equity for cumulative currency translation adjustments (in millions):

                                                     June 30,
                                    -------------------------------------------
                                         1998         1997              1996
                                    ------------- -------------  ---------------
Beginning of year                   $     (12.5)         (3.8)   $          4.4
Translation adjustment                    (15.4)         (8.7)            (8.2)
                                    ------------- -------------  ---------------
End of year                         $     (27.9)        (12.5)   $        (3.8)
                                    ============= =============  ===============



9.   EMPLOYEE RETIREMENT BENEFIT PLANS

     The Company sponsors various retirement and pension plans, including defined benefit and defined contribution plans. Substantially all of the Company's domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans which include features under Section 401(k) of the Internal Revenue Code, and provide for Company matching and profit sharing contributions. The Company's contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

     Qualified domestic union employees are covered by multiemployer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.

     Certain Allegiance employees who participated in Baxter-sponsored defined benefit plans prior to the Distribution (see Note 1) are eligible to receive a contribution to their qualified 401(k) account in an amount ranging from 2 to 8 percent of

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)



their annual compensation, depending on years of service. This transitional benefit will be provided to eligible employees through 2003.

     Prior to the Owen Merger, Owen established an Employee Stock Ownership Plan (the "ESOP"). Costs for the ESOP debt service were recognized for additional contributions to satisfy ESOP obligations and plan operating expenses. As of January 2, 1996, contributions to the ESOP were suspended and all participants became fully vested.

      The total expense for employee retirement benefit plans (excluding defined benefit plans (see below)) was as follows (in millions):

                                                                 Fiscal Year Ended June 30,
                                                       ------------------------------------------------
                                                           1998             1997             1996
                                                       --------------   --------------   --------------
                 Defined contribution plans            $        37.9    $        34.4    $        18.7
                 Multiemployer plans                             0.5              0.9              1.2
                 ESOP                                              -                -              0.3
                                                         ------------   --------------   --------------
                 Total                                 $        38.4    $        35.3    $        20.2
                                                       ==============   ==============   ==============


     Defined Benefit Plans. The Company has several defined benefit plans covering substantially all salaried and hourly Scherer employees. The Company's domestic defined benefit plans provide defined benefits based on years of service and level of compensation. Foreign subsidiaries provide for pension benefits in accordance with local customs or law. The Company funds its pension plans at amounts required by the applicable regulations. Net pension expense related to the defined benefit plans included the following (in millions):


                                                             Fiscal Year Ended June 30,
                                                       -----------------------------------
                                                          1998         1997          1996
                                                       ---------      -------      -------

Service cost of benefits earned during the year        $     4.9      $   4.5      $   4.0
Interest cost on projected benefit obligation                5.4          5.2          4.8
Actual return on plan assets                               (5.1)        (4.1)        (4.6)
Net amortization and deferral                                1.1          1.0          1.9
                                                       ---------      -------      -------
    Total net pension expense                          $     6.3      $   6.6      $   6.1
                                                       =========      =======      ========

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)



       The following table shows the status of the various plans and amounts included in the Company's supplemental consolidated balance sheets as of June 30, 1998 and 1997 (based upon a measurement date of March 31, 1998 and 1997, respectively) (in millions):

                                                                        June 30,
                                      ------------------------------------------------------------------------------
                                                       1998                                  1997
                                      ------------------------------------- ----------------------------------------
                                         Plans Whose        Plans Whose          Plans Whose          Plans Whose
                                        Assets Exceed       Accumulated         Assets Exceed         Accumulated
                                         Accumulated          Benefits           Accumulated           Benefits
                                           Benefits        Exceed Assets           Benefits          Exceed Assets
                                      ----------------- ------------------- -------------------- -------------------
Actuarial present value of:
    Vested benefit obligation           $          1.1    $           71.3     $           23.9     $          35.1

    Non-vested benefit obligation                  0.1                 4.5                  0.1                 5.2
                                        ---------------   -----------------    -----------------    ----------------

Accumulated benefit obligation                     1.2                75.8                 24.0                40.3

Effects of anticipated future
    compensation increases                         0.1                 9.6                  1.0                 7.6
                                        ---------------   -----------------    -----------------    ----------------

Projected benefit obligation                       1.3                85.4                 25.0                47.9

Plan assets at fair value                          1.6                40.6                 25.6                 8.9
                                        ---------------   -----------------    -----------------    ----------------

Projected benefit obligation in
     excess of (less than) plan
     assets                                      (0.3)                44.8                (0.6)                39.0
Unamortized net loss                             (1.5)              (11.2)                (0.5)               (4.8)

Unrecognized prior service cost                      -               (0.1)                (0.2)                   -
                                        ---------------   -----------------    -----------------    ----------------

Accrued pension (asset) liability
    recorded in the supplemental
    consolidated balance sheet          $        (1.8)    $           33.5     $          (1.3)     $          34.2
                                        ===============   =================    =================    ================




     Plan assets consist primarily of marketable securities, equity securities, cash equivalents, U.S. and foreign governmental securities and corporate bonds.

     The average of the assumptions used as of June 30, 1998, 1997 and 1996 in determining the pension expense and benefit obligation information shown above were as follows:

                                                   1998           1997            1996
                                              ------------- --------------  --------------
Discount rate                                      7.5   %         7.5  %          7.4  %

Rate of compensation increase                      4.6   %         4.3  %          4.5  %

Long-term rate of return on plan
   assets                                         10.1   %        10.0  %          9.8  %


Allegiance Discontinued Defined Benefit Plans.
      Prior to the Distribution (See Note 1), Allegiance participated in Baxter-sponsored non-contributory, defined benefit pension plans covering substantially all domestic employees as well as Baxter-sponsored contributory health-care and life-insurance benefit plans for substantially all domestic retired employees. Subsequent to the Distribution, Allegiance did not replace these Baxter plans. The pension liability related to Allegiance employees' service prior to the Distribution remained with Baxter. Additionally, the post-retirement liabilities for Allegiance employees who retired before the Distribution also remained with Baxter. As a result, in the third quarter of 1996, Allegiance recognized curtailment gains of $35.9 million related to these plans. Pension expense associated with the Baxter-sponsored plans prior to its being frozen was $17.2 million in fiscal 1996.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)



10.  COMMITMENTS AND CONTINGENT LIABILITIES

     The future minimum rental payments for operating leases having initial or remaining noncancelable lease terms in excess of one year at June 30, 1998 are as follows (in millions):

                           1999                    $        49.4
                           2000                             37.1
                           2001                             27.5
                           2002                             21.5
                           2003                             18.3
                           Thereafter                       42.3
                                                   --------------

                           Total                   $       196.1
                                                   ==============

     Rental expense relating to operating leases was approximately $64.8 million, $68.2 million and $59.3 million in fiscal 1998, 1997, and 1996, respectively. Sublease rental income was not material for any period presented herein.

       The Company has entered into operating lease agreements with several banks for the construction of various new facilities. The initial terms of the lease agreements extend through April 2003, with optional five year renewal periods. In the event of termination, the Company is required to either purchase the facility or vacate the property and make reimbursement for a portion of the uncompensated price of the property cost. The instruments provide for maximum fundings of $181.2 million, which is the total estimated cost of the construction projects. As of June 30, 1998, the amount expended was $108.2 million. Currently, the Company's minimum annual lease payments under the agreements are approximately $7.0 million.

       As of June 30, 1998, the Company has capital expenditure commitments related primarily to plant expansions amounting to approximately $37.6 million.

     As of June 30, 1998, amounts outstanding on customer notes receivable sold with full recourse to a commercial bank totaled approximately $13.4 million. The Company also has outstanding guarantees of indebtedness and financial assistance commitments which totaled approximately $4.2 million at June 30, 1998.

     The Company becomes involved from time-to-time in litigation incidental to its business. In November 1993, Cardinal, Whitmire, five other pharmaceutical wholesalers, and twenty-four pharmaceutical manufacturers were named as defendants in a series of purported class action antitrust lawsuits alleging violations of various antitrust laws associated with the chargeback pricing system. The trial of this matter began on September 23, 1998. On November 19, 1998, after the close of plaintiffs' case-in-chief, both the wholesaler defendants and the manufacturer defendants moved for a Judgment as a Matter of Law in their favor. On November 30, 1998, the Court granted both of these motions and ordered judgment as a matter of law in favor of both the wholesaler and the manufacturer defendants. On January 25, 1999, the class plaintiffs filed a notice of appeal of the District Court's decision with the Court of Appeals for the Seventh Circuit. The Company believes that the allegations set forth against Cardinal and Whitmire in these lawsuits are without merit.

     In January 1995, the Company was named as a defendant in a lawsuit alleging violations of various antitrust statutes and that the Company had tortiously interfered with another pharmaceutical wholesaler's contractual relations. The trial date for this action was set to begin on February 8, 1998. On January 13, 1999, the District Court dismissed this action based upon a tentative settlement agreement among the parties, allowing Burlington Drug to petition, upon good cause shown within 60 days, to reopen the action if a settlement is not consummated. The Company believes that allegations made against it in this litigation are without merit.


     On September 3, 1998, the United States Attorney for the District of Massachusetts filed a civil complaint against the Company in the United States District Court for the District of Massachusetts. The Complaint sought civil penalties for allegedly multiple violations of the Controlled Substance Abuse Act. On December 17, 1998, the parties entered into a settlement agreement pursuant to which all claims contained in the complaint were withdrawn, without admission of liability by the Company, in exchange for a payment of $487,500.


     Allegiance assumed the defense of litigation involving claims related to the Allegiance Business from Baxter (see Note 1), including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves. Since none of the cases involving natural rubber latex gloves has proceeded to a hearing on merits, the Company is unable to evaluate the extent of any potential liability, and unable to estimate any potential loss. The Company believes a substantial portion of any potential liability and remaining defense costs, excluding defense costs already reserved, related to natural latex gloves

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


cases and claims will be covered by insurance, subject to self-insurance retentions, exclusions, conditions, coverage gaps, policy limits and insurer solvency.

       Although the ultimate resolution of litigation cannot be forecast with certainty, the Company does not believe that the outcome of any pending litigation would have a material adverse effect on the Company's supplemental consolidated financial statements.


11.  SHAREHOLDERS' EQUITY

     At June 30, 1998, the Company's authorized capital shares consisted of (a) 300,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. At June 30, 1997, the Company's authorized capital shares consisted of (a) 150,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. The Class A common shares and Class B common shares are collectively referred to as Common Shares. Holders of Class A and Class B common shares are entitled to share equally in any dividends declared by the Company's Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 1998 and 1997.

     On November 23, 1998, the shareholders of the Company adopted an amendment to the Company's Article of Incorporation increasing the number of authorized Company common shares, without par value, from 300 million to 500 million. The amendment to the Company's Articles of Incorporation was filed with the Ohio Secretary of State on November 23, 1998.


12.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company invests cash in deposits with major banks throughout the world and in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

     The Company's trade receivables, finance notes and accrued interest receivable, and lease receivables are exposed to a concentration of credit risk with customers in the retail and healthcare sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the acute care portion of the healthcare industry. However, such credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company's expectations.


     During fiscal 1998, the Company's two largest customers individually accounted for 14% and 11% of operating revenue, respectively. During fiscal 1997, the same two customers individually accounted for 13% and 10% of operating revenue, respectively. During fiscal 1996, the Company's two largest customers each accounted for 9% of operating revenue. During fiscal years 1998 and 1997, one customer accounted for 62% of bulk deliveries. During fiscal 1996, the same customer accounted for 70% of bulk deliveries.



13.  STOCK OPTIONS AND RESTRICTED SHARES

     The Company maintains stock incentive plans (the "Plans") for the benefit of certain officers, directors and employees. Options granted generally vest over two or three years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

       The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with Statement of Financial Accounting

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per Common Share would have been reduced by $33.6 million and $0.12 per share, respectively, for fiscal 1998, $19.2 million and $0.07 per share, respectively, for fiscal 1997, and $10.0 million and $0.04 per share, respectively, for fiscal 1996.

       Because the SFAS 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following summarizes all stock option transactions for the Company (excluding Whitmire, see below) under the plans from June 30, 1995 through June 30, 1998, giving retroactive effect to conversions of options in connection with merger transactions and stock splits (in millions, except per share amounts):

                          Fiscal 1998                     Fiscal 1997                      Fiscal 1996
                   ---------------------------    -----------------------------    -----------------------------
                                 Weighted                         Weighted                         Weighted
                                  average                          average                          average
                    Options   exercise price        Options    exercise price        Options    exercise price
                   ---------- ----------------     ----------- ----------------    ------------ ----------------
Outstanding
beginning of year       20.1           $19.25            21.7           $16.50            12.4           $14.67
Granted                  3.0            43.70             6.2            24.84            10.6            18.47
Exercised              (3.7)            14.62           (6.7)            15.81           (1.0)            13.89
Canceled               (0.9)            21.46           (1.1)            17.07           (0.3)            19.03
Change in fiscal
year                   (0.6)            28.26               -                -               -                -
                   ---------- ----------------     ----------- ----------------    ------------ ----------------
Outstanding,
end of year             17.9           $23.96            20.1           $19.25            21.7           $16.50
                   ========== ================     =========== ================    ============ ================

Exercisable, end
of year                  6.6           $15.45             8.7           $13.98             8.4           $12.75
                   ---------- ----------------     ----------- ----------------    ------------ ----------------


     Giving retroactive effect to conversion of stock options related to mergers and stock splits, the weighted average fair value of options granted during fiscal 1998, 1997 and 1996 was $14.19, $9.57 and $7.04, respectively.

     The fair values of the options granted to Company employees and directors, except Allegiance, were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in the respective periods:


                                                    As of June 30,
                                -------------------------------------------------------
                                      1998               1997              1996
                                ------------------ ----------------- ------------------
Risk-free interest rate               5.53%             6.23%              6.23%
Expected Life                        3 years           3 years            3 years
Expected Volatility                   0.27               0.25              0.25
Dividend Yield                        0.16%             0.17%              0.17%


     In connection with the merger with Allegiance, outstanding Allegiance stock options granted to current or former Allegiance officers and employees were automatically converted into equivalent Cardinal options to purchase an aggregate of approximately 10.3 million additional Common Shares. The fair values of these options granted to Allegiance employees and directors were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in the respective periods:

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

                                                       As of June 30,
                                  ---------------------------------------------------------
                                        1998                1997               1996
                                  ------------------ ------------------- ------------------
    Risk-free interest rate           5.1%-6.0%          4.9%-6.6%           5.1%-6.5%
    Expected Life                 1 month- 7 years    1 month- 7 years   1 month- 7 years
    Expected Volatility              30.5%-62.8%        28.8%-62.8%         29.8%-32.9%
    Dividend Yield                   0.78%-1.51%        1.13%-1.45%            1.45%



     Information relative to stock options outstanding as of June 30, 1998:

                                   Options Outstanding                             Options Exercisable
                   -----------------------------------------------------     --------------------------------
                                         Weighted
                                         average
                                        remaining          Weighted                             Weighted
Range of               Options         contractual         average              Options         average
exercise prices      (in millions)    life in years     exercise price       (in millions)   exercise price
------------------ ----------------- ----------------- -----------------     -------------- -----------------
$    .05-$15.38                 7.0              6.66            $12.76                3.8            $11.15
$15.51-$22.00                   3.7              7.73             18.93                1.8             19.28
$22.34-$36.22                   4.3              6.66             29.69                0.9             25.63
$36.25-$54.46                   2.8              8.63             49.64                0.1             49.63
$58.79-$62.75                   0.1              9.66             59.05                  -                 -
                   ================= ================= =================     ============== =================
                               17.9              7.19            $23.96                6.6            $15.45
                   ================= ================= =================     ============== =================

     As of June 30, 1998, there remained approximately 1.5 million additional shares available to be issued pursuant to the Plans.

     In connection with the Whitmire Merger, outstanding Whitmire stock options granted to current or former Whitmire officers or employees were automatically converted into options ("Cardinal Exchange Options") to purchase an aggregate of approximately 3.9 million additional Common Shares. Under the terms of their original issuance, the exercise price for substantially all of the Cardinal Exchange Options is remitted to certain former investors of Whitmire. Cardinal Exchange Options to purchase 0.5 million Common Shares, with an average option price of $0.91 were exercised in fiscal 1996. At June 30, 1996, all Cardinal Exchange Options had been exercised.

     The market value of restricted shares awarded by the Company is recorded in the "Other" component of shareholders' equity in the accompanying supplemental consolidated balance sheets. The compensation awards are amortized to expense over the period in which participants perform services, generally one to seven years. As of June 30, 1998, approximately 0.3 million shares remained restricted and subject to forfeiture.

     Prior to the Allegiance Merger, Allegiance had an employee stock purchase plan under which the sale of 4.0 million of Allegiance's common stock had been authorized. The purchase price was the lower of 85 percent of the closing market price on the date of subscription or 85 percent of the closing market price on the date of purchase. Under this plan, Allegiance sold to its employees 1.2 million shares at an average price per share of $10.88 in 1998. At June 30, 1998, subscriptions of approximately 0.7 million shares were outstanding. The weighted average fair value of the purchase rights was $3.32.

     On May 2, 1997, Allegiance received $54.8 million in cash from 141 members of its management who purchased approximately 3.0 million equivalent Cardinal common shares. Allegiance granted one-day options for the shares, which were immediately exercised. This Shared Investment Plan was designed to align management and stockholders interests. Under the terms of this voluntary program, Allegiance managers used personal full-course loans to purchase the newly issued shares at the closing price per share on May 2, 1997 of $18.67. The loans, borrowed from several banks, are at market interest rates and are the personal obligations of the participants. Allegiance has agreed to guarantee repayment to the banks in the event of default by a participant. Allegiance may take all actions necessary to obtain full reimbursement from the participant for amounts paid by Allegiance, if any, to the banks in the future under its guarantee.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)




14.  GEOGRAPHIC SEGMENT DATA

     The Company's operations are divided into three geographical areas: United States, Europe and Other International. Europe represents operations in the United Kingdom, France, Italy, Germany, Spain, Switzerland, Malta, the Netherlands and Belgium. Other International consists of operations in Canada, the Pacific and Latin America.

(In millions)                                           For the Fiscal Year Ended June 30,
                                                -------------------------------------------------
                                                      1998              1997             1996
                                                ---------------  ----------------  --------------
Total revenue:
   United States                                $     20,255.7      $   17,646.1   $    15,808.8
   Europe                                                453.1             422.9           373.9
   Other International                                   286.6             324.9           379.7
                                                --------------      ------------   -------------
Total revenue                                   $     20,995.4      $   18,393.9   $    16,562.4
                                                ===============     =============  ==============

Earnings (loss) before income taxes:
   United States                                $        678.0   $         591.5   $     (109.7)
   Europe                                                 67.8              62.1            39.5
   Other International                                    65.6              20.7            13.0
   Unallocated (1)                                     (151.7)           (134.6)         (102.3)
                                                ===============  ================  ==============
Total earnings (loss) before income taxes       $        659.7   $         539.7   $     (159.5)
                                                ===============  ================  ==============



                                                                     June 30,
                                                -------------------------------------------------
                                                      1998              1997             1996
                                                ---------------  ----------------  --------------
Identifiable assets
   United States                                $      6,072.6   $       5,275.9   $     5,150.5
   Europe                                                603.3             480.5           459.1
   Other International                                   414.5             390.2           373.8
   Unallocated  (2)                                      387.6             375.2           486.4
                                                ===============  ================  ==============
Total identifiable assets                       $      7,478.0   $       6,521.8   $     6,469.8
                                                ===============  ================  ==============


(1) Unallocated earnings before income taxes include special charges associated with transaction costs, research and development expenses and interest expense. Special charges included in unallocated earnings before income taxes were $35.7 million, $14.5 million and $21.3 million in fiscal 1998, 1997 and 1996, respectively (see Note 2). Unallocated earnings before income taxes includes $11.8 million, $8.0 million and $8.8 million of research and development expenses associated with Scherer's advanced therapeutic products group in fiscal year 1998, 1997 and 1996, respectively. Interest expense included in unallocated earnings before income taxes was $94.5 million, $107.2 million and $62.1 million for fiscal years 1998, 1997 and 1996, respectively.

(2) Unallocated identifiable assets are principally cash, cash equivalents, short-term investments and other assets.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)


15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following selected quarterly financial data (in millions, except per share amounts) for fiscal 1999, 1998 and 1997 has been restated to reflect the pooling-of-interests business combinations as discussed in Note 2.


                                                   First         Second
                                                  Quarter       Quarter
                                                ------------- -------------
Fiscal 1999
   Revenue:
      Operating revenue                        $    4,999.2  $    5,269.4
      Bulk deliveries to customer warehouses          781.7         999.8
                                                 -----------   -----------
   Total revenue                               $    5,780.9  $    6,269.2

   Gross margin                                $      583.0  $      644.1
   Selling, general and administrative
      expenses                                 $      368.6  $      398.0

   Net earnings                                $       90.8  $      134.1
   Comprehensive income                        $       89.9  $      138.2
   Net earnings per Common Share:
      Basic                                    $       0.34  $       0.50
      Diluted                                  $       0.33  $       0.48
--------------------------------------------------------------------------------

                                                First         Second         Third         Fourth
                                               Quarter       Quarter        Quarter       Quarter
                                             ------------- -------------  ------------- -------------
Fiscal 1998
   Revenue:
      Operating revenue                      $    4,107.3  $    4,416.0   $    4,643.6   $   4,837.1
      Bulk deliveries to customer warehouses        681.2         750.6          720.1         839.5
                                               -----------   -----------    -----------    ----------
   Total revenue                             $    4,788.5  $    5,166.6   $    5,363.7   $   5,676.6

   Gross margin                              $      505.7  $      539.2   $      572.7   $     603.0
   Selling, general and administrative
      expenses                               $      331.4  $      341.4   $      348.2   $     369.3

   Net earnings                              $       92.3  $      105.3   $      109.2   $     118.3
   Comprehensive income                      $       90.7  $       99.7   $      102.7   $     116.0
   Net earnings per Common Share:
      Basic                                  $       0.34  $       0.39   $       0.40   $      0.44
      Diluted                                $       0.33  $       0.38   $       0.39   $      0.43
-----------------------------------------------------------------------------------------------------

                                                   First         Second         Third         Fourth
                                                   Quarter       Quarter        Quarter       Quarter
                                                ------------- -------------  ------------- -------------
Fiscal 1997
   Revenue:
      Operating revenue                         $    3,741.0  $    4,039.3   $    4,063.1   $   4,081.4
      Bulk deliveries to customer warehouses           571.7         623.9          624.4         649.1

                                                  -----------   -----------    -----------    ----------
   Total revenue                                $    4,312.7  $    4,663.2   $    4,687.5   $   4,730.5

   Gross margin                                 $      466.3  $      495.4   $      528.0   $     530.3
   Selling, general and administrative
      expenses                                  $      315.9  $      321.1   $      328.6   $     338.7

   Net earnings                                 $       74.5  $       75.6   $       81.0   $     103.7
   Comprehensive income                         $       68.1  $       75.6   $       84.0   $      98.4
   Net earnings per Common Share:
      Basic                                     $       0.29  $       0.28   $       0.30   $      0.39
      Diluted                                   $       0.28  $       0.28   $       0.29   $      0.38
--------------------------------------------------------------------------------------------------------

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

     As more fully discussed in Note 2, merger-related costs and other special charges were recorded in various quarters in fiscal 1999, 1998 and 1997. The following table summarizes the impact of such costs on net earnings and diluted earnings per share in the quarters in which they were recorded (in millions, except per share amounts):

                                      First            Second             Third           Fourth
                                     Quarter           Quarter           Quarter          Quarter
                                  ---------------  ----------------  ---------------  ---------------
Fiscal 1999:
    Net earnings                  $       (27.8)             (1.9)
    Diluted net
      earnings per Common Share   $       (0.10)            (0.01)
-----------------------------------------------------------------------------------------------------
Fiscal 1998:
   Net earnings                   $        (1.3)    $        (1.9)   $       (12.0)    $       (8.9)
   Diluted net
      earnings per Common Share   $       (0.01)    $       (0.01)   $       (0.05)    $      (0.03)
-----------------------------------------------------------------------------------------------------
Fiscal 1997:
   Net earnings                   $        (0.1)    $       (13.1)   $       (22.3)    $       (1.1)
   Diluted net
      earnings per Common Share   $            -    $       (0.05)   $       (0.08)    $           -



     The above selected quarterly financial data for fiscal 1999, 1998 and 1997 differs from amounts previously reported by the Company due to the MediQual, Scherer and Allegiance Mergers (See Note 2). Fiscal 1998 and 1997 amounts reported by the Company prior to the mergers with MediQual, Scherer and Allegiance are presented below and differ from the above selected quarterly financial data solely due to the addition of MediQual, Scherer, and Allegiance amounts pursuant to the pooling-of-interests accounting method for business combinations. The fiscal 1999 selected quarterly financial data shown below differs from amounts reported above due solely to the addition of Allegiance amounts pursuant to the pooling-of-interests accounting method for business combinations (in millions, except per share amounts).


                                               First         Second
                                              Quarter       Quarter
                                            ------------- --------------
Fiscal 1999
   Revenue:
      Operating revenue                     $    3,851.0   $    4,062.7
      Bulk deliveries to customer
           warehouses                              781.7          999.8
                                            ------------   ------------
   Total revenue                            $    4,632.7   $    5,062.5

   Gross margin                             $      321.1   $      361.4
   Selling, general and administrative
      expenses                              $      178.2   $      188.1
   Net earnings                             $       57.8   $       99.7
   Comprehensive income                     $       58.2   $      106.3
   Net earnings per Common Share:
      Basic                                 $       0.29   $       0.50
      Diluted                               $       0.28   $       0.49

-----------------------------------------------------------------------------------------------------

                                               First         Second         Third          Fourth
                                              Quarter       Quarter        Quarter        Quarter
                                            ------------- -------------- -------------  -------------
Fiscal 1998
   Revenue:
      Operating revenue                     $    2,870.0   $    3,130.5  $    3,381.5   $    3,544.8
      Bulk deliveries to customer
           warehouses                              681.2          750.6         720.1          839.5
                                              -----------    -----------   -----------    -----------
   Total revenue                            $    3,551.2   $    3,881.1  $    4,101.6   $    4,384.3

   Gross margin                             $      225.9   $      248.9  $      279.4   $      287.4
   Selling, general and administrative
      expenses                              $      135.1   $      135.2  $      142.2   $      155.3
   Net earnings                             $       54.0   $       66.2  $       56.3   $       70.6
   Net earnings per Common Share:
      Basic                                 $       0.33   $       0.40  $       0.34   $       0.43
      Diluted                               $       0.32   $       0.40  $       0.34   $       0.42

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)



-----------------------------------------------------------------------------------------------------

                                               First         Second         Third          Fourth
                                              Quarter       Quarter        Quarter        Quarter
                                            ------------- -------------- -------------  -------------
Fiscal 1997
   Revenue:
      Operating revenue                     $    2,535.5   $    2,816.4  $    2,825.5   $    2,790.7
      Bulk deliveries to customer
           warehouses                              571.7          623.9         624.4          649.1
                                              -----------    -----------   -----------    -----------
   Total revenue                            $    3,107.2   $    3,440.3  $    3,449.9   $    3,439.8

   Gross margin                             $      193.8   $      223.9  $      246.7   $      235.3
   Selling, general and administrative
      expenses                              $      124.2   $      127.4  $      131.5   $      132.5
   Net earnings                             $       39.3   $       41.3  $       42.2   $       61.8
   Net earnings per Common Share:
      Basic                                 $       0.25   $       0.26  $       0.26   $       0.38
      Diluted                               $       0.25   $       0.25  $       0.26   $       0.37





16.  SUPPLEMENTAL CASH FLOW INFORMATION

     Income tax and interest payments for the fiscal years ended June 30, 1998, 1997 and 1996 were as follows (in millions):

                                                            Fiscal Year Ended June 30,
                                                  ------------------------------------------------
                                                       1998            1997             1996
                                                  ---------------  --------------   --------------
                    Interest paid                 $         97.4   $       111.4    $        47.8
                    Income taxes paid             $        146.9   $       116.8    $        92.8


     See Notes 2 and 5 for additional information regarding non-cash investing and financing activities.


17.   RELATED PARTY TRANSACTIONS

      Certain foreign subsidiaries purchase gelatin materials and the Company's German subsidiary leases plant facilities, purchases other services and receives loans from time-to-time from a German company which is also the minority partner of the Company's German and certain other European subsidiaries.

     Gelatin purchases, at prices comparable to estimated market prices, amounted to $25.0 million, $24.6 million and $23.9 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. Rental payments amounted to $4.8 million, $5.4 million and $5.8 million and purchased services amounted to $5.2 million, $5.5 million and $5.9 million for each of the respective fiscal years.

     Prior to the Distribution (see Note 1), Baxter provided to Allegiance certain legal, treasury, insurance and administrative services. Also, Allegiance was the primary distributor of certain Baxter products and provided other services to Baxter. Negotiated fees for these distribution services were under the same terms and conditions granted to third parties. Additionally, these fees were not materially different than the terms of the distribution agreement subsequent to the Distribution. Prior to the Distribution Date, Allegiance participated in a centralized cash-management program administered by Baxter. No interest was charged on any short-term advances from Baxter or received on any excess cash sent to Baxter. In fiscal 1996, prior to the Distribution, the total fee for services provided by Allegiance to Baxter was $179.3 million and the total fee for services received by Allegiance from Baxter was $55.6 million.

     Effective on the Distribution Date (See Note 1), Baxter and Allegiance entered into a series of administrative-service agreements under which Baxter and Allegiance would continue to provide, for a specified period of time, certain administrative services that each entity historically had provided to the other. These agreements require that both parties pay each other a fee that approximates the actual cost of these services. Also, Allegiance has continuing significant relationships with Baxter as a distributor, agent, customer and supplier for an array of health-care products and services.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AS TO SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997)

18.  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

      As of September 30, 1998, the Company adopted, on a retroactive basis, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation of comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive income consists of net earnings and foreign currency translation adjustments.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which will require adoption no later than fiscal 1999. SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. It also establishes standards for related disclosure about products and services, geographic areas and major customers.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," which will require adoption no later than fiscal 1999. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The new statement does not change the existing method of expense recognition.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will require adoption no later than the Company's fiscal quarter ending September 30, 1999. This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will require adoption no later than the beginning of the Company's fiscal year ending June 30, 2000. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

     Adoption of these statements is not expected to have a material impact on the Company's supplemental consolidated financial statements.

19.  TERMINATED MERGER AGREEMENT

     On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). The Bergen Merger Agreement was subsequently approved by both companies' shareholders on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC's request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement, the Company was required to reimburse Bergen for $7 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement will cause the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit are reflected in the supplemental consolidated financial statements in the fourth quarter of the fiscal year ended June 30, 1998.

                      CARDINAL HEALTH INC.AND SUBSIDIARIES
                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                                 (In Millions)


                                        BALANCE AT   CHARGED TO  CHARGED TO                     CHANGE      BALANCE AT
                                        BEGINNING    COSTS AND      OTHER                      IN FISCAL       END
DESCRIPTION                             OF PERIOD    EXPENSES   ACCOUNTS (1)   DEDUCTIONS (2)   YEAR (3)     OF PERIOD
------------------------               ----------    ---------  ------------   ------------   ----------    -----------
Fiscal Year 1998:
Accounts receivable                        $62.8        $19.0        $ 3.3        $(20.5)        $  --        $64.6
Finance notes receivable                     8.2          0.1          0.1          (2.0)           --          6.4
Net investment in sales-type leases          4.7          4.2           --          (3.7)          3.6          8.8
                                           -----        -----        -----         -----         -----        -----

                                           $75.7        $23.3        $ 3.4         $(26.2)       $ 3.6        $79.8
                                           =====        =====        =====         ======        =====        =====


Fiscal Year 1997:
Accounts receivable                        $68.2        $10.0        $ 0.4         $(15.8)          --        $62.8
Finance notes receivable                     9.1           --           --           (0.9)          --          8.2
Net investment in sales-type leases          8.7           --           --           (4.0)          --          4.7
                                           -----        -----        -----         ------        -----        -----

                                           $86.0        $10.0        $ 0.4         $(20.7)       $  --        $75.7
                                           =====        =====        =====         ======        =====        =====


Fiscal Year 1996:
Accounts receivable                        $56.9        $21.5        $ 1.5         $(11.7)          --        $68.2
Finance notes receivable                     9.3          0.6           --           (0.8)          --          9.1
Net investment in sales-type leases          3.1          5.6           --             --           --          8.7
                                           -----        -----        -----         ------        -----        -----

                                           $69.3        $27.7        $ 1.5         $(12.5)       $  --        $86.0
                                           =====        =====        =====         ======        =====        =====





(1) During fiscal 1998, 1997 and 1996 recoveries of amounts provided for or written off in prior years were $3.4 million $0.4 million and $0.4 million, respectively. Increase in the reserves as a result of acquisitions accounted for as purchases was $1.1 million in fiscal 1996.

(2)  Write-off of uncollectible accounts.

(3)  Change in fiscal year of acquired subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis has been prepared giving retroactive effect to the pooling-of-interests business combinations with Medicine Shoppe International, Inc. ("Medicine Shoppe) on November 13, 1995, Pyxis Corporation ("Pyxis") on May 7, 1996, PCI Services, Inc. ("PCI") on October 11, 1996, Owen Healthcare, Inc. ("Owen") on March 18, 1997, MediQual Systems, Inc. ("MediQual") on February 18, 1998, R.P. Scherer Corporation ("Scherer") on August 7, 1998 and Allegiance Corporation ("Allegiance") on February 3, 1999. The discussion and analysis presented below should be read in conjunction with the supplemental consolidated financial statements and related notes appearing elsewhere in this report.

     Portions of management's discussion and analysis presented below include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "anticipate", "project", and similar expressions, among others, identify "forward-looking statements", which speak only as of the date the statement was made. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to materially differ from those made, projected or implied. The most significant of such risks, uncertainties and other factors are described in the Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits and amendments to those reports and are incorporated herein by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

RESULTS OF OPERATIONS

OPERATING REVENUE
     Operating revenue for the six months ended December 31, 1998 increased 20% as compared to the same period in the prior year. Distribution businesses (those whose primary operations involve the wholesale distribution of pharmaceuticals, representing approximately 68% of total operating revenue) grew at a rate of 28% during the six month period ended December 31, 1998. The Service businesses (those that provide services to the healthcare industry, primarily through pharmacy franchising, pharmacy automation equipment, pharmacy management, pharmaceutical packaging, drug delivery systems development and healthcare information systems development) grew at a rate of 18% primarily due to the Company's pharmacy automation and pharmaceutical packaging businesses during this time period, while the Medical/Surgical Manufacturing and Distribution ("Med/Surg") business (primary operations include manufacturing and the wholesale distribution of medical surgical supplies representing approximately 23% of total operating revenue) grew at a rate of 6% during the six months ended December 31, 1998, primarily due to an increase in sales of manufactured products and additional distribution sales to Canada. The majority of the overall operating revenue increase (approximately 75% for the six-month period ended December 31, 1998) came from existing customers in the form of increased volume and price increases. The remainder of the growth came from the addition of new customers.

     Operating revenue for fiscal 1998 increased 13% as compared to the prior year. Distribution businesses' (representing 66% of total operating revenue) operating revenue (including approximately $196 million sold to Owen, eliminated in consolidation) grew at a rate of 19% during the fiscal year ended June 30, 1998, while Service businesses' operating revenue grew at a rate of 16% during the fiscal year ended June 30, 1998, primarily on the strength of the Company's pharmacy automation and pharmacy management businesses. Med/Surg business' (representing 25% of total 1998 operating revenue) operating revenue for fiscal year 1998 and 1997 grew slightly with an increase of 2% in fiscal 1998 over the prior year. The majority of the overall operating revenue increase (approximately 80% for the year ended June 30, 1998) came from existing customers in the form of increased volume and pharmaceutical price increases. The remainder of the growth came from the addition of new customers.

     Operating revenue for fiscal 1997 increased 11%, as compared to the prior year. Distribution businesses' operating revenue (including approximately $22 million sold to Owen, eliminated in consolidation) grew at a rate of 17% during the fiscal year ended June 30, 1997, while Service businesses' operating revenue grew at a rate of 7%, primarily on the strength of the Company's pharmacy management business. Med/Surg business' operating revenue for fiscal year 1997 decreased by 1% compared to the prior year. The overall increase in operating revenue in fiscal 1997 resulted from internal growth generated primarily by the addition of new customers, and, to a lesser extent, increased volume from existing customers and price increases. Expansion of the Company's relationship with Kmart Corporation ("Kmart") and opportunities created by the deterioration of the financial condition of a major pharmaceutical distribution competitor also contributed to the increases during fiscal 1997.

BULK DELIVERIES TO CUSTOMER WAREHOUSES
     The Company reports as revenue bulk deliveries made to customers' warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the chain drugstore industry, decisions by chains to either begin or discontinue warehousing activities, and changes in policies by manufacturers related to selling directly to chain drugstore customers. Due to the lack of margin generated through bulk deliveries, fluctuations in their amount have no significant impact on the Company's earnings.

GROSS MARGIN
     For the six month periods ended December 31, 1998 and 1997, gross margin as a percentage of operating revenue was 11.95% and 12.26%, respectively. The decrease in the gross margin percentage is due primarily to a greater mix of lower margin Distribution business in the six months ended December 31, 1998, and a general decline in the Distribution businesses' gross margin. The Distribution businesses' gross margin as a percentage of operating revenue was 5.17% and 5.47%, respectively, for the six-month periods ended December 31, 1998 and 1997. These decreases were primarily due to the impact of lower selling margins as a result of a highly competitive market and a greater mix of high volume customers, where a lower cost of distribution and better asset management enable the Company to offer lower selling margins to its high volume customers. The Distribution businesses achieved 28% operating revenue growth during the six months ended December 31, 1998, compared to the same period a year ago, through the addition or expansion of business with large, high volume customers. The Service businesses' gross margin as a percentage of operating revenue was 31.92% and 31.76% for the six months ended December 31, 1998 and 1997, respectively. Increased operating revenue for the Company's relatively high margin pharmacy automation business was the primary contributor to the gross margin improvement. Med/Surg business' gross margin increased from 20.99% to 23.13% for the six months ended December 31, 1998, compared to the same period a year ago, primarily as a result of improvements in the Company's product mix, including the growth of manufactured product sales in both domestic and international markets and by offsetting pricing pressures with manufacturing and other cost efficiencies.

     For fiscal 1998 and 1997, gross margin as a percentage of operating revenue was 12.33% and 12.68%, respectively. The fiscal 1998 decrease in the gross margin as a percentage of operating revenue is due to declines in the Distribution and Service businesses' gross margin, which were partially offset by an increase in Med/Surg business' gross margins. The Distribution businesses' gross margin as a percentage of operating revenue decreased from 5.82% in fiscal 1997 to 5.57% in fiscal 1998. The decrease is primarily due to the impact of lower selling margins, as a result of a highly competitive market and a greater mix of high volume customers, where a lower cost of distribution and better asset management enable the Company to offer lower selling margins to its customers. The Service businesses' gross margin as a percentage of operating revenue was 32.37% and 32.88% in fiscal 1998 and 1997, respectively. Operating revenue growth has been greater in the relatively lower margin pharmacy management and pharmaceutical packaging businesses than it has been in the higher margin pharmacy franchising business. Med/Surg business' gross margin as a percentage of operating revenue was 21.62% in fiscal 1998 compared to 20.99% in fiscal 1997. The increase is primarily the result of improvements in the Company's product mix, including the growth of manufactured product sales in both domestic and international markets and by offsetting pricing pressures with manufacturing and other cost efficiencies.

     For fiscal 1997 and 1996, gross margin as a percentage of operating revenue was 12.68% and 13.41%, respectively. The change in gross margin for the year was primarily due to the shift in revenue mix caused by significant increases in the relatively lower margin pharmaceutical distribution activities. The impact of this shift was partially offset by increased merchandising and marketing programs with customers and suppliers. The Company's gross margin continues to be affected by the combination of a highly competitive environment and a greater mix of high volume customers, where a lower cost of service and better asset management enable the Company to offer lower selling margins and still achieve higher operating margins relative to other customer business.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
     Selling, general and administrative expenses as a percentage of operating revenue declined to 7.47% for the six-month period ended December 31, 1998 compared to 7.89% for the same period a year ago. In addition, selling, general and administrative expenses as a percentage of operating revenue improved to 7.72% in fiscal 1998 compared to 8.19% in fiscal 1997. The improvements during the six-month and full fiscal year periods reflect economies associated with the Company's revenue growth, in addition to significant productivity gains resulting from continued cost control efforts and the consolidation and selective automation of operating facilities. The 14% and 7% growth in selling, general and administrative expenses experienced in the six months ended December 31, 1998 and the fiscal year 1998, compared to the same periods a year ago was due primarily to increases in personnel costs and depreciation expense, and compares favorably to the 20% and 13% growth in operating revenue for the same respective periods.

     Selling, general and administrative expenses as a percentage of operating revenue improved to 8.19% in fiscal 1997 compared to 9.27% in fiscal 1996. The improvements in fiscal 1997 reflect the economies associated with the Company's revenue growth, as well as significant productivity gains resulting from continued cost control efforts and the consolidation and selective automation of operating facilities. Additionally, certain expenses such as employee severance, asset impairments and lease exit costs, recorded in fiscal 1996 did not recur in fiscal 1997.

SPECIAL CHARGES

Merger-related charges
          Costs of effecting mergers and subsequently integrating the operations of the various merged companies are recorded as merger-related costs when incurred. During the six months ended December 31, 1998, merger-related costs totaling $37.5 million ($29.7 million, net of tax) were recorded. Of this amount, approximately $22.3 million related to transaction and employee-related costs, and $12.5 million related to business restructuring and asset impairment costs associated with the Company's merger transaction with Scherer. In addition, the Company recorded costs of $1.1 million related to severance costs for restructuring associated with the change in management that resulted from the merger transaction with Owen Healthcare, Inc. and $4.8 million related to integrating the operations of companies that previously engaged in merger transactions with the Company. Partially offsetting the charge recorded was a $3.2 million credit, to adjust the estimated transaction and termination costs previously recorded in connection with the canceled merger transaction with Bergen Brunswig Corporation ("Bergen") (see Note 19 of "Notes to Supplemental Consolidated Financial Statements"). This adjustment relates primarily to services provided by third parties engaged by the Company in connection with the terminated Bergen transaction. The cost of such services was estimated and recorded in the prior periods when the services were performed. Actual billings were less than the estimate originally recorded, resulting in a reduction of the current period merger-related costs.

      During fiscal 1998, the Company recorded merger-related charges associated with transaction costs incurred in connection with the MediQual Merger ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen ($33.4 million) which was terminated subsequent to year-end (see Note 19 of "Notes to Supplemental Consolidated Financial Statements"). Additional costs related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.6 million), of which $5.4 million was recorded during the six months ended December 31, 1997, were incurred and recorded during fiscal 1998. During fiscal 1997, the Company recorded merger-related charges associated with the PCI and Owen mergers ($46.2 million) and additional integration costs related to the Pyxis and Medicine Shoppe mergers ($4.7 million). During fiscal 1996, the Company recorded charges ($49.2 million) to reflect the estimated Medicine Shoppe and Pyxis merger-related costs. See further discussion in Note 2 of "Notes to Supplemental Consolidated Financial Statements." The Company classifies costs associated with a merger transaction as "merger-related costs." It should be noted that the amounts presented may not be comparable to similarly titled amounts reported by other companies.

Other Special Charges
     During fiscal 1998, the Company recorded a special charge of $8.6 million related to the rationalization of its distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the settlement of a labor dispute with former employees of the Company's Boston distribution facility, resulting in termination of the union relationship.

      During fiscal 1998, the Company, along with its joint venture partner, converted the legal ownership structure of the Company's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in the cash taxes to be paid in the current and future years. Combined, these factors reduced fiscal 1998 income tax expense by $11.7 million.

     During fiscal 1996, the Company recorded special charges of $679.3 million. In fiscal 1996, the Company's wholly owned subsidiary, Allegiance, changed its method of assessing goodwill impairment, resulting in a charge of $550.0 million ($550.0 million, net of tax). In addition, $33.8 million ($23.1 million, net of tax) was recorded related to the rationalization of the Company's manufacturing and overhead structures which were primarily servicing non-pharmaceutical markets. Approximately $12.0 million of these charges related to retirement or severance costs, $16.6 million related to asset impairments and $5.2 million related to contractual obligations. Lastly, $95.5 million ($62.8 million, net of tax) was recorded primarily due to Allegiance's facility consolidations and other asset write-downs ($62.8), costs related to Allegiance's spin-off from Baxter (see Note 1) ($13.2 million) and legal defense costs related to natural rubber latex litigation cases ($19.5 million) (see Note 10).

     The following is a summary of the special charges incurred by the Company in the six months ended December 31, 1998 and 1997 and in the last three fiscal years:

                                                    Six Months Ended                 Fiscal Year Ended
                                                      December 31,                       June 30,
                                                  ----------------------  ----------------------------------------
                                                      1998       1997          1998         1997           1996
                                                  ----------- ----------  -----------  ------------  -------------
(in millions, except per share amounts)

MERGER-RELATED COSTS:
---------------------

Transaction and employee-related costs:
   Transaction costs                               $  (14.1)  $      -     $    (35.7)     $  (14.5)     $   (21.3)

   PCI vested retirement benefits and
      incentive fee                                      -           -             -           (7.6)            -

   Pyxis stay bonuses                                    -           -             -             -            (7.6)

   Employee severance/termination                      (6.1)         -             -           (4.4)          (2.6)

   Other                                                 -           -             -           (0.6)          (0.3)
                                                  ---------   ---------   -----------  ------------  -------------
Total transaction and employee-related costs          (20.2)         -          (35.7)        (27.1)         (31.8)

Other merger-related costs:
   Asset impairments                                   (4.1)         -           (3.8)        (13.2)          (0.4)

   Exit and restructuring costs                        (8.4)         -             -           (2.2)         (15.6)

   Duplicate facilities elimination                       -          -             -           (1.7)            -

   Integration and efficiency implementation           (4.8)       (5.4)         (9.7)         (6.7)          (1.4)
                                                  ---------   ---------   -----------  ------------  -------------
Total other merger-related costs                      (17.3)       (5.4)        (13.5)        (23.8)         (17.4)
                                                  ---------   ---------   -----------  ------------  -------------

Total merger-related costs                         $  (37.5)  $    (5.4)    $   (49.2)     $  (50.9)     $   (49.2)
                                                  ---------   ---------   -----------  ------------  -------------

OTHER SPECIAL CHARGES:
----------------------

   Facilities closures                             $     -    $      -      $    (6.1)     $     -     $    (117.3)
   Goodwill write-down                                   -           -             -             -          (550.0)
   Employee severance                                    -           -           (2.5)           -           (12.0)
                                                  ---------   ---------   -----------  ------------  -------------
Total other special charges                              -           -           (8.6)           -          (679.3)
                                                  ---------   ---------   -----------  ------------  -------------
TOTAL SPECIAL CHARGES                                 (37.5)       (5.4)        (57.8)        (50.9)        (728.5)
---------------------

   Tax effect of special charges                        7.8         2.2          22.0          14.3           55.7

   Tax benefit for change in tax status                  -           -           11.7            -              -
                                                  ---------   ---------   -----------  ------------  -------------
Effect on net earnings                             $  (29.7)  $    (3.2)    $   (24.1)     $  (36.6)     $  (672.8)
                                                  =========   =========   ===========  ============  =============

Effect on diluted earnings per share               $  (0.11)  $   (0.01)    $   (0.10)     $  (0.13)     $   (2.55)
                                                  =========   =========   ===========  ============  =============

     The effects of the merger-related costs and other special charges are included in the reported net earnings of $224.9 million and $197.6 million and in the reported diluted earnings per Common Share of $0.81 and $0.71 during the six months ended December 31, 1998 and 1997, respectively. The effects of the merger-related costs and other special charges are included in the reported net earnings of $425.1 million in fiscal 1998, $334.8 million in fiscal 1997 and $(321.2) million in fiscal 1996 and in the reported diluted earnings per Common Share of $1.53 in fiscal 1998, $1.23 in fiscal 1997 and $(1.24) in fiscal 1996.

     The Company estimates that it will incur additional merger-related costs associated with the various mergers it has completed to date totaling approximately $29.2 million ($17.9 million, net of tax) in future periods (excluding the Allegiance Merger, see Note 2 of "Notes to Supplemental Consolidated Financial Statements") in order to properly integrate operations and implement efficiencies with regard to, among other things, information systems, customer systems, marketing programs and administrative functions. Such amounts will be charged to expense when incurred.

     Asset impairments in fiscal 1997 include the write-off of a patent ($7.4 million) and the write-down of certain operating assets ($3.2 million) related to MediTROL, Inc. ("MediTROL," a subsidiary acquired by the Company in the Owen merger transaction) as a result of management's decision to merge the operations of MediTROL into Pyxis and phase-out production of the separate MediTROL product line.

     Exit and restructuring costs in fiscal 1996 include $15.6 million related to cancellation of a long-term contract with a financing company related to the servicing and financing of the accounts receivable from Pyxis customers at the time of the Pyxis Merger (see Note 3 of "Notes to Supplemental Consolidated Financial Statements").

     The Company's trend with regard to acquisitions has been to expand its role as a provider of services to the healthcare industry. This trend has resulted in both expansion of its pharmaceutical distribution business and diversification into related service areas which (a) complement the Company's core pharmaceutical distribution business; (b) provide opportunities for the Company to develop synergies with, and thus strengthen, the acquired business; and (c) generally generate higher margins as a percentage of operating revenue than pharmaceutical distribution. As the healthcare industry continues to change, the Company is constantly evaluating merger or acquisition candidates in pharmaceutical distribution, as well as related sectors of the healthcare industry that would expand its role as a service provider; however, there can be no assurance that it will be able to successfully pursue any such opportunity or consummate any such transaction, if pursued. If additional transactions are entered into or consummated, additional merger-related costs would be incurred by the Company.

     INTEREST EXPENSE. The increase in interest expense of $2.9 million during the first six months of fiscal 1999 compared to the same respective periods of fiscal 1998 is primarily due to the Company's issuance of $150 million of 6.25% Notes due 2008, in a public offering in July 1998 (see "Liquidity and Capital Resources").

     The decrease in interest expense of $12.7 million in fiscal 1998 compared to fiscal 1997 is primarily due to the paydown of the Company's $100 million of 8% Notes on March 1, 1997 and a reduction in the overall interest rate on total debt outstanding during fiscal 1998 compared to fiscal 1997.

     Interest expense for fiscal 1997 increased by $45.1 million compared to the prior year. This increase is attributable to a full year of borrowings in 1997 related to Allegiance debt compared to only one quarter of borrowings in the prior fiscal year. In 1996, Allegiance participated in a centralized cash-management program administrated by Baxter (See Note 17 of "Notes to Supplemental Consolidated Financial Statements"). During this time, Allegiance was not charged interest expense.

     As discussed below under "Liquidity and Capital Resources," the Company issued $150 million of 6.25% Notes in July 1998.

     OTHER INCOME. The decrease in other income of $1.7 million during the first six months of fiscal 1999 compared to the same period a year ago is primarily due to the increase in minority interests in the earnings of less than wholly owned subsidiaries. The increase in minority interests was primarily the result of increased profitability at the Company's majority owned German subsidiary. The $0.3 million increase in other income during the first six months of fiscal 1998 compared to the same period a year ago is due to increased interest income.

     The decrease in other income of $52.7 million in fiscal 1997 compared to fiscal 1996 is primarily due to the recording of a non-recurring gain of $35.9 million in fiscal 1996 associated with the curtailment of Baxter-sponsored benefit plans (see Note 9 of "Notes to Supplemental Consolidated Financial Statements"). The remaining decrease is due to fluctuations in interest income earned on marketable securities during fiscal 1997 and fiscal 1996.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes relative to pretax earnings was 38.8% and 37.4% during the six months ended December 31, 1998 and 1997, respectively. In addition, the Company's provision for income taxes relative to pretax earnings was 35.6%, 38.0% and (101.4)% for fiscal years 1998, 1997 and 1996, respectively. The fluctuation in the tax rate is primarily due to the impact of recording certain non-deductible merger-related costs during various periods. Also, during fiscal 1998, a change in tax status of a 51% owned German subsidiary resulted in lower taxes during the current year. In addition, the reduction in the state effective tax rate as a result of the change in the Company's business mix impacted the tax rates for all these fiscal years.


LIQUIDITY AND CAPITAL RESOURCES

     Working capital increased to $2,282.2 million at December 31, 1998 from $2,060.7 million at June 30, 1998. This increase was primarily due to additional investments in merchandise inventories and trade receivables of $456.7 million and $158.8 million, respectively. Offsetting the increases in working capital were an increase in accounts payable of $247.9 million and a decrease in cash and cash equivalents of $83.0 million. The increase in merchandise inventories reflects normal seasonal purchases of pharmaceutical inventories and the higher level of current and anticipated business volume in pharmaceutical distribution activities. The increase in trade receivables is consistent with the Company's operating revenue growth (see "Operating Revenue" above). The change in cash and equivalents and accounts payable is due primarily to the timing of inventory purchases and related payments.

     Working capital increased to $2,060.7 million at June 30, 1998 from $1,760.6 million at June 30, 1997. This increase included $71.2 million of cash generated in fiscal 1998, as well as additional investments in merchandise inventories and trade receivables of $525.7 million and $145.0 million, respectively. Offsetting the increases in working capital was an increase in accounts payable of $522.3 million. Increases in merchandise inventories reflect the higher level of business volume in pharmaceutical distribution activities, especially in the fourth quarter of fiscal 1998 when distribution revenue grew 31% over the same period in the prior year. The increase in trade receivables is consistent with the Company's revenue growth (see "Operating Revenue" above). The change in accounts payable is due to the timing of inventory purchases and related payments.

     On July 13, 1998, the Company issued $150 million of 6.25% Notes due 2008, the proceeds of which will be used for working capital needs due to growth in the Company's business. The Company currently has the capacity to issue $250 million of additional debt securities pursuant to a shelf registration statement filed with the Securities and Exchange Commission (see Note 5 of "Notes to Supplemental Consolidated Financial Statements"). The Company paid at maturity $100 million of long-term debt during fiscal 1997.

     Property and equipment, at cost, increased by $86.1 million at December 31, 1998 compared to June 30, 1998. The increase was primarily due to ongoing plant expansion and manufacturing equipment purchases in certain service businesses and additional investments made for management information systems and upgrades to distribution facilities. During fiscal 1998, property and equipment, at cost, increased by $138.3 million compared to fiscal 1997. The increase in property and equipment included additional investments in management information systems and customer support systems. The Company has several operating lease agreements for the construction of new facilities. See further discussion in Note 10 of "Notes to Supplemental Consolidated Financial Statements."


        Shareholders' equity increased to $3,188.6 million at December 31, 1998 from $2,954.9 million at June 30, 1998, primarily due to net earnings of $224.9 million and the investment of $59.4 million by employees of the Company through various stock incentive plans. Shareholders' equity increased to $2,954.9 million at June 30, 1998 from $2,627.0 million at June 30, 1997, primarily due to net earnings of $425.1 million and the investment of $68.2 million by employees of the Company through various stock incentive plans.


       The Company has line-of-credit agreements with various bank sources aggregating $532.1 million, of which $95 million is represented by committed line-of-credit agreements and the balance is uncommitted. The Company had $106.4 million and $24.7 million outstanding under these lines at December 31, 1998 and June 30, 1998, respectively. In addition, the Company initiated a commercial paper program, providing for the issuance of up to $750 million in aggregate maturity value of commercial paper. The Company had $15.0 million and $142.0 million outstanding under this program at December 31, 1998 and June 30, 1998. The Company also has an unsecured revolving credit agreement and other unsecured bank credit facilities that provide for up to an aggregate of $1,075.0 million in borrowings (of which $77.3 million and $51.3 million was in use at December 31, 1998 and June 30, 1998, respectively).

     The Company believes that it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, and current and projected debt service requirements, including those related to business combinations.

       See Notes 1 and 6 to the supplemental consolidated financial statements for information regarding the use of financial instruments and derivatives thereof, including foreign currency hedging instruments. As a matter of policy, the Company does not engage in "speculative" transactions involving derivative financial instruments.


OTHER
-----

     TERMINATED AGREEMENT. On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). The Bergen Merger Agreement was subsequently approved by both companies' shareholders on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC's request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement, the Company was required to reimburse Bergen for $7 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement will cause the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit are reflected in the supplemental consolidated financial statements in the fourth quarter of the fiscal year ended June 30, 1998 (See Note 19 of "Notes to Supplemental Consolidated Financial Statements").

     YEAR 2000 PROJECT. The Company utilizes computer technologies in each of its businesses to carry out its day-to-day operations. Computer technologies include both information technology in the form of hardware and software, as well as embedded technology in the Company's facilities and equipment. The Company is utilizing a multi-phased concurrent approach to determine whether its systems are capable of recognizing and processing date sensitive information properly as the year 2000 approaches. The phases included in the Company's approach are the awareness, assessment, remediation, validation and implementation phases. The Company has completed the awareness phase of its project. The Company has also substantially completed the assessment phase and is well into the remaining phases. The Company is actively correcting and replacing those systems which are not year 2000 ready in order to ensure the Company's ability to continue to meet its internal needs and those of its suppliers and customers. The Company currently intends to substantially complete the remediation, validation and implementation phases of the year 2000 project prior to June 30, 1999. This process includes the testing of critical systems to ensure that year 2000 readiness has been accomplished. The Company currently believes it will be able to modify, replace, or mitigate its affected systems in time to avoid any material detrimental impact on its operations. If the Company determines that it is unable to remediate and properly test affected systems on a timely basis, the Company intends to develop appropriate contingency plans for any mission-critical systems at the time such determination is made. While the Company is not presently aware of any significant probability that its systems will not be properly remediated on a timely basis, there can be no assurances that all year 2000 remediation processes will be completed and properly tested before the year 2000, or that contingency plans will sufficiently mitigate the risk of a year 2000 readiness problem.

     The Company estimates that the aggregate costs of its year 2000 project will be approximately $27.0 million, including costs incurred to date. A significant portion of these costs are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the day-to-day operations of the Company. During the six-month period ended December 31, 1998 and the fiscal year ended June 30, 1998, total costs of approximately $3.2 million and $5.1 million, respectively, were incurred by the Company for this project, of which approximately $1.1 million and $1.4 million, respectively, represented incremental costs. Total accumulated costs of approximately $8.9 million and $5.7 million have been incurred by the Company through December 31, 1998 and June 30, 1998, of which approximately $2.7 million and $1.6 million represented incremental expense, respectively. The anticipated impact and costs of the project, as well as the date on which the Company expects to complete the project, are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this project will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows in future periods.

     The Company has initiated formal communications with its significant suppliers, customers, and critical business partners to determine the extent to which the Company may be vulnerable in the event that those parties fail to properly remediate their own year 2000 issues. The Company has taken steps to monitor the progress made by those parties, and intends to test critical system interfaces as the year 2000 approaches. The Company is in the process of developing appropriate contingency plans in the event that a significant exposure is identified relative to the dependencies on third-party systems. Although the Company is not presently aware of any such significant exposure, there can be no guarantee that the systems of third parties on which the Company relies will be converted in a timely manner, or that a failure to properly convert by another company would not have a material adverse effect on the Company.

     The potential risks associated with the year 2000 issues include, but are not limited, to: temporary disruption of the Company's operations, loss of communication services and loss of other utility services. The Company believes that the most reasonably likely worst-case year 2000 scenario would be a loss of communication services which could result in problems with receiving, processing, tracking and billing customer orders; problems receiving, processing and tracking orders placed with suppliers; and delays and other problems with banks and other financial institutions. Currently, as part of the Company's normal business contingency planning, a plan has been developed for business disruptions due to natural disasters and power failures. The Company is in the process of enhancing these contingency plans to include provisions for year 2000 issues, although it will not be possible to develop contingency plans for all potential disruption. Although the Company anticipates that minimal business disruption will occur as a result of the year 2000 issues, based upon currently available information, incomplete or untimely resolution of year 2000 issues by either the Company or significant suppliers, customers and critical business partners could have a material adverse impact on the Company's consolidated financial position, results of operations and/or cash flows in future periods.

     THE EURO CONVERSION. On January 1, 1999, certain member countries of the European Union irrevocably fixed the conversion rates between their national currencies and a common currency, the "Euro", which became their legal currency on that date. The participating countries' former national currencies will continue to exist as denominations of the Euro between January 1, 1999 and January 1, 2002. The Company has addressed the business implications of conversion to the Euro, including the need to adapt internal systems to accommodate Euro-denominated transactions, the competitive implications of cross-border price transparency, and other strategic implications. The Company does not expect the conversion to the Euro to have a material impact on its consolidated financial position, results of operations or cash flows in future periods.

     RECENTLY ADOPTED FINANCIAL ACCOUNTING STANDARDS. As of September 30, 1998, the Company adopted, on a retroactive basis, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the presentation of comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive income consists of net earnings and foreign currency translation adjustments.

     RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS. In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131 ("SFAS 131") "Disclosures about Segments of an Enterprise and Related Information," which will require adoption no later than fiscal 1999. SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," which will require adoption no later than fiscal 1999. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The new statement does not change the existing method of expense recognition.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will require adoption no later than the Company's fiscal quarter ending September 30, 1999. This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will require adoption no later than the beginning of the Company's fiscal year ending June 30, 2000. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

     Adoption of these statements is not expected to have a material impact on the Company's consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to market risks, which include changes in U.S. interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in commodity prices.

Interest Rates. The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in fiscal 1999, although there can be no assurances that interest rates will not significantly change.

As of June 30, 1998, the Company had total long-term obligations outstanding of $1,337.3 million of which $898.9 million represented Notes and Debentures with fixed interest rates and maturity dates beginning in fiscal 2004. The average interest rate related to these obligations is 7.0%. The majority of the remaining outstanding long-term obligations and credit facilities have variable interest rates which fluctuate with the LIBOR or prime rates. As of June 30, 1998, the fair value of the total long-term obligations was $1,365.3 million. The aggregate maturities for each of the next five years commencing in fiscal 1999 are (in millions):

      1999             2000             2001             2002               2003            Thereafter
----------------- ---------------- ---------------- ---------------- ------------------- -----------------
      $7.3             $5.6            $344.0            $3.3              $50.0              $927.1



The Company has entered into an interest rate swap agreement which expires November 2002 to exchange its variable rate position related to a lease agreement for a fixed rate of 7.08%. The notional amount, interest payment and maturity date of the swap match the principal, interest payment and maturity date of the related lease agreement. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related lease agreement. The Company does not enter into interest rate swap agreements for trading purposes.

Foreign Exchange. The Company conducts business in several major international currencies. The Company uses financial instruments, principally foreign currency options to hedge exposure to the impact of foreign exchange rate changes on earnings. In addition, the Company enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in the Malaysian ringgit. The purpose of entering into these hedge transactions is to minimize the impact of foreign currency fluctuations on the results of operations. These financial instruments have maturity dates expiring through June 30, 1999. Gains and losses on the forward contracts are recognized concurrently with the gains and losses from the underlying transactions. The Company does not enter into forward exchange contracts or foreign currency options for trading purposes.

In addition, the Company uses commodity contracts to hedge raw materials expected to be denominated in foreign currency. These contracts generally cover a one-year period and all gains and losses are deferred and recognized in cost of goods sold with the underlying product costs.

As of June 30, 1998, the Company's foreign currency options consisted of the option to exchange German marks at a fixed exchange rate of 1.722 German marks per U.S. dollar and British sterling at a fixed exchanged rate of $1.6242 per sterling. The notional principal amount under these foreign currency option contracts was approximately $3 million and its related fair value was $0.1 million at June 30, 1998. In addition, as of June 30, 1998, the Company's forward exchange contracts consisted of forward contracts to sell German marks and U.S. dollars for British sterling at a fixed exchange rate of 3.05679 German mark per British sterling and $1.67 per sterling. The notional principal amount under these foreign exchange contracts was approximately $35.6 million and its related fair value was $(0.4) million at June 30, 1998. As of June 30, 1998, the notional amount of the commodity hedge contracts was $14.2 million and the related fair market value of these contracts was $(1.7) million. The unrealized gains or losses on these options or contracts represent hedges of foreign exchange gains and losses on a portion of the Company's foreign earnings and selected transactions. As a result, the Company does not expect future gains and losses on these contracts to have a material impact on the Company's financial results.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA


     The following selected supplemental consolidated financial data of the Company was prepared giving retroactive effect to the business combinations with Whitmire Corporation ("Whitmire") on February 7, 1994; Medicine Shoppe International, Inc. ("Medicine Shoppe") on November 13, 1995; Pyxis Corporation ("Pyxis") on May 7, 1996; PCI Services, Inc. ("PCI") on October 11, 1996; Owen Healthcare, Inc. ("Owen") on March 18, 1997; MediQual Systems, Inc. ("MediQual") on February 18, 1998; R.P. Scherer Corporation ("Scherer") on August 7, 1998; and Allegiance Corporation ("Allegiance") on February 3, 1999, all of which were accounted for as pooling-of-interests transactions (see Note 2 of "Notes to Supplemental Consolidated Financial Statements").


     For the fiscal years ended June 30, 1996, 1995 and 1994, the information presented is derived from supplemental consolidated financial statements which combine data from Cardinal, Whitmire, Medicine Shoppe and Pyxis for the fiscal years ended June 30, 1996, 1995 and 1994 with data from PCI for the fiscal years ended September 30, 1996, 1995 and 1994, respectively, Owen for the fiscal years ended November 30, 1995, 1994 and 1993, respectively, MediQual for the fiscal years end December 31, 1995, 1994 and 1993, respectively, Scherer for the fiscal years ended March 31, 1996, 1995 and 1994, respectively, and Allegiance for the fiscal years December 31, 1996, 1995 and 1994, respectively.

     For the fiscal year ended June 30, 1997, the information presented is derived from the supplemental consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1997 with PCI's financial results for the nine months ended June 30, 1997, Owen's financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen's financial results for December 1996 in order to change Owen's November 30, fiscal year end to June
30), MediQual's financial results for the fiscal year ended December 31, 1996, Scherer's financial results for the fiscal year ended March 31, 1997, and Allegiance's financial results for the fiscal year ended December 31, 1997.

    For the fiscal year ended June 30, 1998, the information presented is derived from the supplemental consolidated financial statements which combine Cardinal for the fiscal year ended June 30, 1998 with MediQual's and Allegiance's financial results for the twelve months ended June 30, 1998 and Scherer's financial results for the fiscal year ended March 31, 1998.

     For the six months ended December 31, 1997, the information presented is derived from the supplemental consolidated financial statements which combine Cardinal for the six months ended December 31, 1997 with Scherer's financial results for the six-month period ended September 30, 1997.

     For the six months ended December 31, 1998, the information presented is derived from the supplemental consolidated financial statements which combine Cardinal for the six months ended December 31, 1998 with Scherer's financial results for the six-month period ended December 31, 1998.

     The selected supplemental consolidated financial data below should be read in conjunction with the Company's supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                 SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                                                                 (unaudited)
                                                                                               At or For the Six
                                                                                                 Months Ended
                                       At or for the Fiscal Year Ended June 30, (1)            December 31, (1)
                               -----------------------------------------------------------   --------------------
                                 1994        1995          1996        1997        1998        1997       1998
                               ---------   ---------    ---------    ---------   ---------   --------   ---------
                                                      (In millions, except per share data)
EARNINGS DATA:
Revenue:
     Operating Revenue         $11,945.7   $13,943.0    $14,383.9    $15,924.8   $18,004.0   $8,523.3   $10,268.6
     Bulk deliveries to
       customer warehouses         561.8     1,779.5      2,178.5      2,469.1     2,991.4    1,431.8     1,781.5
                               ---------   ---------    ---------    ---------   ---------   --------   ---------
Total revenue                  $12,507.5   $15,722.5    $16,562.4    $18,393.9   $20,995.4   $9,955.1   $12,050.1

Net earnings(loss)                 334.5       464.3       (321.2)       334.8       425.1      197.6       224.9

Earnings (loss) per
   Common Share: (2)
     Basic                     $    1.39   $    1.84    $   (1.24)   $    1.26   $    1.57   $   0.73   $    0.84
     Diluted                   $    1.33   $    1.78    $   (1.24)   $    1.23   $    1.53   $   0.71   $    0.81

Cash dividends declared
   per Common Share (2)        $    0.05   $    0.05    $    0.05    $    0.06   $    0.07   $  0.334   $    0.05

BALANCE SHEET DATA:
Total assets                   $ 6,441.5   $ 6,517.3    $ 6,469.8    $ 6,521.8   $ 7,478.0   $7,091.9   $ 8,339.2
Long-term obligations,
   less current portion        $   436.7   $   451.5    $ 1,592.8    $ 1,320.9   $ 1,330.0   $1,339.8   $ 1,534.9
Shareholders' equity           $ 3,900.9   $ 3,718.1    $ 2,222.5    $ 2,627.0   $ 2,954.9   $2,798.6   $ 3,188.6

(1) Amounts reflect business combinations in all periods presented. Fiscal 1998, 1997, 1996 and 1994 and the six months ended December 31, 1997 and 1998 amounts reflect the impact of merger-related costs and other special charges. See Note 2 of "Notes to Supplemental Consolidated Financial Statements" for a further discussion of merger-related costs and other special charges affecting fiscal 1998, 1997 and 1996 and the six-month periods ended December 31, 1998 and 1997.

(2) Net earnings and cash dividends per Common Share have been adjusted to retroactively reflect all stock dividends and stock splits through December 31, 1998.